Exhibit 4.4

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

AMENDED AND RESTATED

LICENSE AND COLLABORATION AGREEMENT

by and between

TEKMIRA PHARMACEUTICALS CORPORATION

and

ALNYLAM PHARMACEUTICALS, INC.

Confidential

AMENDED AND RESTATED

LICENSE AND COLLABORATION AGREEMENT

This AMENDED AND RESTATED LICENSE AND COLLABORATION AGREEMENT, effective as of May 30, 2008, is made by and between Tekmira Pharmaceuticals Corporation (as successor in interest to INEX Pharmaceuticals Corporation (“INEX”)), a corporation organized and existing under the laws of British Columbia, Canada (“Tekmira”), and Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, U.S.A (“Alnylam”).

RECITALS:

WHEREAS, Alnylam owns or controls certain intellectual property covering fundamental aspects of the structure and uses of therapeutic products that (a) function through RNA interference (“RNAi”), including but not limited to compositions and methods of use of Small Interfering RNAs (siRNAs) (defined below), (b) are, or function through the modulation of, micro RNA transcripts (“miRNA”) or (c) are Immunostimulatory Oligonucleotide Compositions or IOCs (defined below); and Alnylam is developing capabilities to develop and commercialize such therapeutic products;

WHEREAS, Tekmira owns or controls certain intellectual property covering certain targeted nucleic acid delivery technology, and is also engaged in the business of discovering, developing, manufacturing and commercializing human therapeutic products, including those mediated by IOCs;

WHEREAS, Alnylam and Tekmira (as successor in interest to INEX) are parties to a License and Collaboration Agreement (the “Original Agreement”) dated as of January 8, 2007 (the “Original Effective Date”), under which:

(a) Tekmira granted Alnylam an exclusive license under and to Tekmira’s delivery technology for the research, development, manufacture and commercialization of RNAi and miRNA products formulated with Tekmira’s technology for the treatment of diseases in humans;

(b) Alnylam granted Tekmira a license under and to (i) Alnylam’s core RNAi patent rights for the research, development, manufacture and commercialization of RNAi products directed to up to three Targets (defined below) for the treatment of diseases in humans, and (ii) Alnylam’s IOC patent rights for the research, development, manufacture and commercialization of IOC products for the treatment of diseases in humans; and

(c) Alnylam and Tekmira agreed to collaborate on the research and development of liposomal formulations for therapeutic products;

WHEREAS, on March 28, 2008, Tekmira, Protiva Biotherapeutics Inc. (“Protiva”) and all holders of securities of Protiva entered into a Share Purchase Agreement (the “Purchase Agreement”) pursuant to which, upon the completion of the transactions contemplated therein (the “Closing”), Tekmira will purchase all of the outstanding shares of capital stock of Protiva and Protiva will become a wholly-owned subsidiary of Tekmira;

WHEREAS, following the execution and delivery of the Purchase Agreement, and as a condition to Closing thereunder, Tekmira entered into a subscription agreement with Alnylam (the

Confidential	2

“Alnylam Subscription Agreement”) and a subscription agreement with F. Hoffmann-La Roche Ltd (“Roche”) (the “Roche Subscription Agreement”), pursuant to which Alnylam and Roche have each, separately, agreed to purchase certain shares of Tekmira’s common stock upon the Closing if certain conditions are met;

WHEREAS, as partial consideration for Alnylam’s agreement to enter into the Alnylam Subscription Agreement, concurrently with the Alnylam Subscription Agreement, Alnylam and Tekmira entered into the First Amendment and Partial Termination of Loan and Security Agreement, which terminates the Loan and Security Agreement between Alnylam and Tekmira dated as of the Original Effective Date in part, and terminates the Negative Pledge Agreement executed in conjunction with such Loan and Security Agreement in its entirety;

WHEREAS, Alnylam and Protiva are parties to a Cross-License Agreement dated as of August 14, 2007 (“Original Protiva License Agreement”), which as a condition to Alnylam’s agreement to enter into this Agreement, is being amended and restated concurrently with this Agreement (as so amended and restated, the “Protiva License Agreement”);

WHEREAS, following the execution of the Original Protiva License Agreement, Protiva entered into a [**] (the “[**]”) with [**] and its affiliated companies (including without limitation [**] (collectively, the “[**]”) effective as of [**], under which, among other things, Protiva granted to the Merck Entities a non-exclusive license to certain intellectual property of Protiva;

WHEREAS, as a condition to the effectiveness of the Alnylam Subscription Agreement, Alnylam has agreed to enter into this Amended and Restated License and Collaboration Agreement on the terms and conditions contained herein, including but not limited to, the parties’ agreement to harmonize the license grants from Tekmira to Alnylam with respect to certain Tekmira intellectual property that is obtained or developed after the expiration of the Restriction Period (defined below) with the license grants from Protiva to Alnylam contained in the Protiva License Agreement; and the parties’ agreement to harmonize the royalty and milestone payment obligations of the Parties with the obligations of Protiva and Alnylam contained in the Protiva License Agreement; and

WHEREAS, concurrent with the execution of this Agreement, the parties have entered into an escrow agreement (the “Escrow Agreement”) pursuant to which the original signature pages to this Agreement and the fully-executed Protiva License Agreement, among other agreements, shall be placed into escrow and shall be either (i) released from escrow and delivered to the appropriate parties pursuant to the terms of the Escrow Agreement and, thereafter, this Agreement shall become effective, or (ii) each Party’s original signature pages shall be returned to it pursuant to the terms of the Escrow Agreement and this Agreement will never become fully executed, delivered or effective.

Confidential	3

* Confidential Treatment Requested.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Alnylam and Tekmira agree to this Amended and Restated License and Collaboration Agreement effective as of the Effective Date (subject to the terms of Section 11.1):

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Active Internal Development Program” with respect to a particular RNAi Product or miRNA Product, means that the following criteria have been satisfied, as of the relevant time under this Agreement: (a) an active program of Research, Development, Manufacture or Commercialization with respect to such RNAi Product or miRNA Product has been commenced and remains in effect internally at Alnylam or its Affiliates; and (b) if such program has not previously established preclinical proof-of-principle for such RNAi Product or miRNA Product, Alnylam or its Affiliates have committed to conduct such program at least through the completion of significant preclinical proof-of-principle testing of a specific Formulation for such RNAi Product or miRNA Product.

1.2 “Affiliate” means, with respect to a Party, (a) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by such Party; (b) any corporation or business entity, which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of such Party; or (c) any corporation or business entity, fifty percent (50%) or more of the securities or other ownership interests representing the equity of which is directly or indirectly owned, controlled or held by the same corporation, business entity or security holders, or holders of ownership interests, that own, control or hold fifty percent (50%) or more of the securities or other ownership interests representing the equity or the voting stock of such Party. Notwithstanding the foregoing, for purposes of the definitions of Control, Controls, Controlled by, Tekmira Collaboration IP, Tekmira In-Licenses, Tekmira IOC Technology, Tekmira Know-How, Tekmira Patent Rights, Tekmira Technology and Joint Collaboration IP, Protiva shall not be deemed an Affiliate of Tekmira.

1.3 “Alnylam Collaboration IP” means (a) any improvement, invention, discovery, Know-How or other Intellectual Property Right, patentable or otherwise, first identified, invented, discovered or developed by employees of Alnylam or its Affiliates or other persons not employed by Tekmira acting on behalf of Alnylam, in the performance of the Collaboration, the Manufacturing Activities, and/or Alnylam’s obligations under the Original INEX Agreements, and (b) any Patent Rights in the Territory which claim, cover or relate to such improvements, discoveries or Know-How. Alnylam Collaboration IP excludes Alnylam’s interest in Joint Collaboration IP.

1.4 “Alnylam Core Patent Rights” means those Patent Rights Controlled by Alnylam that are set forth in Schedule 1.4 of this Agreement, as such Schedule is supplemented from time to time pursuant to Section 6.5.1.

1.5 “Alnylam Field” means the treatment, prophylaxis and diagnosis of diseases in humans using an RNAi Product or miRNA Product.

1.6 “Alnylam IOC Technology” means (a) Know-How that (i) is useful or necessary to Research, Develop, Commercialize and/or Manufacture an IOC Product in the Tekmira IOC Field in the Territory and (ii) is Controlled by Alnylam on the Original Effective Date (excluding any Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP) and (b) those Patent Rights Controlled by Alnylam that are set forth in Schedule 1.6 of this Agreement.

Confidential	4

1.7 “Alnylam Lipidoid Patent Rights” means those Patent Rights Controlled by Alnylam under a license from the Massachusetts Institute of Technology pursuant to the MIT License Agreement and that are set forth in Schedule 1.7 of this Agreement.

1.8 “Alnylam Materials” means animal models, cell lines, tissue samples, genes, plasmids, siRNAs, miRNA constructs, vectors, receptors and other proteins, peptides, and other biological materials related to the Alnylam Royalty Products, that in each case are provided by Alnylam to Tekmira for use in the performance of the Collaboration, including without limitation, the siRNA or miRNA composition comprising an Alnylam Royalty Product.

1.9 “Alnylam Partnered Product” means an RNAi Product or miRNA Product that is at the relevant time being Researched, Developed, Manufactured and/or Commercialized by Alnylam or its Affiliates with the participation or sponsorship of one or more Third Parties or, prior to the end of the Restriction Period, Protiva. For clarity, it is understood and agreed that no RNAi Product or miRNA Product developed or to be developed in a project or arrangement in which all or substantially all of Alnylam’s or its Affiliates’ contributions or anticipated contributions are or will be in the form of the grant by Alnylam or its Affiliates of licenses or sublicenses to one or more Intellectual Property Rights, will be considered an Alnylam Partnered Product.

1.10 “Alnylam RNAi Know-How” means Know-How that (a) Alnylam determines in its reasonable judgment to be useful or necessary to Research, Develop, Commercialize and/or Manufacture an Alnylam Royalty Product in the Alnylam Field in the Territory and (b) is either (i) Controlled by Alnylam on the Original Effective Date, or (ii) comes within Alnylam’s Control during the Collaboration Term or the Manufacturing Term (excluding any Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP).

1.11 “Alnylam RNAi Patent Rights” means Patent Rights that (a) claim (i) Alnylam RNAi Know-How, or (ii) the identification, characterization, optimization, construction, expression, formulation, use or production of an Alnylam Royalty Product, as the case may be, and which Alnylam determines in its reasonable judgment to be useful or necessary to Research, Develop, Commercialize and/or Manufacture an Alnylam Royalty Product in the Alnylam Field in the Territory, and (b) are Controlled by Alnylam at any time during the Collaboration Term or the Manufacturing Term (including, without limitation, the Alnylam Core Patent Rights and the Alnylam Lipidoid Patent Rights, but specifically excluding Alnylam IOC Technology and any Patent Rights included in Alnylam Collaboration IP or Alnylam’s interest in Joint Collaboration IP).

1.12 “Alnylam RNAi Technology” means, collectively, Alnylam RNAi Know-How and Alnylam RNAi Patent Rights.

1.13 “Alnylam Royalty Product” means any RNAi Product or a miRNA Product that, but for the licenses granted hereunder, would be Covered by one or more Valid Claims of the Tekmira Patent Rights

1.14 “Alnylam Target” means any Target that is not a Tekmira Development Target, the PLK Target, nor a Protiva Development Target (as defined in the Protiva License Agreement);

Confidential	5

provided, however, that the exclusion of the PLK Target will not apply if Protiva provides notice to Alnylam under the Protiva License Agreement that Protiva is terminating its license rights under the Protiva License Agreement with respect to RNAi Products or miRNA Products for the PLK Target.

1.15 “Biodefense Target” means (a) a Target within the genome of one or more Category A, B and C pathogens, as defined by the National Institute of Allergy and Infectious Diseases, including without limitation, pathogens listed on Schedule 1.15, but specifically excluding influenza virus, or (b) an endogenous cellular Target against which Alnylam Researches, Develops and/or Commercializes an Alnylam Royalty Product for commercial supply to one or more Funding Authorities.

1.16 “Bona Fide Collaboration” means a collaboration between Alnylam and/or its Affiliates and one or more Third Parties involving the Research, Development, Manufacture and/or Commercialization of one or more RNAi Products and/or miRNA Products and established under a written agreement in which (a) the scope of the licenses granted, and financial or other commitments of value, are of material value to Alnylam and/or its Affiliates, and (b) Alnylam and/or its Affiliates undertakes and performs substantial, mutual research activity with the Third Party. For purposes of clarity, it is understood and agreed that no collaboration in which all or substantially all of Alnylam’s or its Affiliates’ contributions or anticipated contributions are or will be solely in the form of the grant by Alnylam or its Affiliates of licenses or sublicenses to one or more Intellectual Property Rights, will be considered a Bona Fide Collaboration.

1.17 “Business Day” means a day on which banking institutions in Boston, Massachusetts and Vancouver, British Columbia, Canada are open for business.

1.18 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.19 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.20 “cGMP” means current good manufacturing practices regulations applicable to the Manufacture of a Royalty Product that are promulgated by any Regulatory Authority.

1.21 “Change of Control” means a Change of Control under and as defined in the Protiva License Agreement without cross-reference to this Agreement, or any other transaction, or series of related transactions, whereby: (a) Tekmira merges, reorganizes, amalgamates or consolidates with another entity, and the shareholders of Tekmira owning at least fifty percent (50%) of the outstanding voting securities of Tekmira immediately prior to such transaction(s) own less than fifty percent (50%) of the outstanding voting securities of Tekmira or the surviving entity as a result of such transaction(s), unless such transaction(s) are a Permitted Financing Merger of Tekmira; (b) Tekmira sells, transfers or otherwise disposes of all or substantially all of its assets to which this Agreement relates; or (c) acquisition by a Significant Pharmaceutical Company of control of the management and policies of Tekmira; provided, that a Change of Control shall not include (i) the merger, reorganization, amalgamation or consolidation of Protiva with Tekmira after the end of the Restriction Period, or (ii) the sale or transfer of all or substantially all of the assets of Protiva to which the Protiva License Agreement relates to Tekmira after the end of the Restriction Period.

Confidential	6

1.22 “Class 1 Non-Exclusively Licensed Tekmira IP” means all of the following to the extent they comprise Non-Exclusively Licensed Tekmira IP: (a) Generic Claims included in Tekmira Patent Rights, (b) all Know-How, and all Generic Claims included in the Patent Rights, that comprise Tekmira Collaboration IP, (c) Tekmira’s interest in Joint Collaboration IP, and (d) Tekmira Know-How. For clarity, Class 1 Non-Exclusively Licensed IP does not include any Tekmira Technology Controlled by Tekmira prior to the end of the Restriction Period or any Tekmira Collaboration IP or Tekmira’s interest in and Joint Collaboration IP that is first identified, invented discovered or developed prior to the end of the Restriction Period.

1.23 “Class 2 Non-Exclusively Licensed Tekmira IP” means all of the following to the extent they comprise Non-Exclusively Licensed Tekmira IP: (a) all claims other than Generic Claims and Target-Specific Claims included in Tekmira Patent Rights and (b) all claims other than Generic Claims included in the Patent Rights that comprise Tekmira Collaboration IP. For clarity, Class 2 Non-Exclusively Licensed IP does not include any Tekmira Technology Controlled by Tekmira prior to the end of the Restriction Period or any Tekmira Collaboration IP or Tekmira’s interest in and Joint Collaboration IP that is first identified, invented discovered or developed prior to the end of the Restriction Period.

1.24 “Collaboration IP” means the collective reference to Alnylam Collaboration IP, Tekmira Collaboration IP and Joint Collaboration IP.

1.25 “Collaboration Term” means the period commencing on [**]. The Collaboration Term may be extended upon the mutual written agreement of the Parties.

1.26 “Combination Product” means a Royalty Product combined with any other clinically active therapeutic, prophylactic or diagnostic ingredient. All references to Royalty Product in this Agreement shall be deemed to include Combination Product, to the extent applicable.

1.27 “Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, distributing, importing and selling a Royalty Product and activities directed to obtaining pricing and reimbursement approvals, as applicable.

1.28 “Commercially Reasonable Efforts” means the carrying out of obligations in a diligent and sustained manner using such effort and employing such resources as would normally be exerted or employed by a similarly situated biopharmaceutical company for a product resulting from its own research efforts of similar market potential, profit potential or strategic value at a similar stage of its product life.

1.29 “Confidential Information” means any and all information and data, including without limitation Alnylam RNAi Technology, Alnylam IOC Technology, Tekmira Technology and Tekmira IOC Technology, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement (or under the Original INEX Agreements). Alnylam RNAi Technology, Alnylam IOC Technology and Alnylam Collaboration IP are Confidential Information of Alnylam. Tekmira IOC Technology, Tekmira Collaboration IP, and Tekmira Technology are Confidential Information of Tekmira. Joint Collaboration IP is the Confidential Information of the Parties.

Confidential	7

* Confidential Treatment Requested.

1.30 “Contract Year” means the twelve (12) month period beginning on the Original Effective Date and each succeeding twelve (12) month period thereafter during the Agreement Term; provided, that the first and second Contract Years of the Collaboration Term shall be deemed to have begun on [**], respectively. Each Contract Year shall be divided into four (4) “Contract Quarters” comprised of successive three (3) month periods.

1.31 “Control”, “Controls” or “Controlled by” means, with respect to any (a) material, know-how or other information or (b) Intellectual Property Right, the possession of (whether by ownership or license, other than pursuant to this Agreement), or the ability of a Party or its Affiliates to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense. For clarity, the Parties acknowledge that no conceptions, developments, techniques, data, inventions, improvements, technical information, or works of authorship that were, are, or that hereafter may be in whole or in part conceived, reduced to practice, discovered, created, authored or otherwise made or obtained by or for Protiva or its contractors at any time since January 18, 2001, will be considered to be Controlled by Tekmira by virtue of any agreement, right, or claim existing or arguably existing prior to the Effective Date.

1.32 “Cover,” “Covering”, “Covers” or “Covered” means, with respect to a Royalty Product, that in the absence of an assignment of rights to, or a license granted under, a Valid Claim, the Research, Development, Manufacture or Commercialization of such Royalty Product would infringe such Valid Claim.

1.33 “Development,” “Developing” or “Develop” means, with respect to a Royalty Product, the research and development activities related to (a) the generation, characterization, optimization, construction, expression, formulation, use and production of a Royalty Product, and (b) any other research and development activities related to the clinical testing and qualification of such Royalty Product for clinical testing, and such other tests, studies and activities as may be required or recommended to obtain Regulatory Approval of such Royalty Product, including toxicology studies, statistical analysis and report writing, pre-clinical testing, clinical studies and regulatory affairs, product approval and registration activities.

1.34 “Exclusively Licensed Tekmira IP” means any (a) Tekmira Technology that is either (i) Controlled by Tekmira or its Affiliates on the Original Effective Date, or (ii) first discovered or created by Tekmira or its Affiliates during the Agreement Term but prior to the end of the Restriction Period or otherwise comes within the Control of Tekmira or its Affiliates prior to the Effective Date, and (b) Tekmira Collaboration IP and Tekmira’s interest in Joint Collaboration IP that are first identified, invented, discovered or developed prior to the end of the Restriction Period.

1.35 “Existing Alnylam In-Licenses” means the Third Party agreements listed on Schedule 1.35.

1.36 “Existing Tekmira In-Licenses” means the Third Party agreements listed on Schedule 1.36.

Confidential	8

* Confidential Treatment Requested.

1.37 “FDA” means the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.38 “First Commercial Sale” means, with respect to a Royalty Product, the first sale for end use or consumption of such Royalty Product in a country in the Territory after all required Regulatory Approvals have been granted by the Regulatory Authority of such country. For the avoidance of doubt, sales for clinical study purposes or compassionate, named patient or similar use, shall not constitute a First Commercial Sale, and sales to a Funding Authority shall constitute a First Commercial Sale.

1.39 “Formulation” means a particular RNAi Product or miRNA Product delivery formulation, characterized by its components and its unique ratios among components.

1.40 “FTE” or “Full-Time Equivalent” means with respect to Tekmira, the equivalent of the work of one (1) scientist, full time for one (1) year, for or on behalf of Tekmira, which equates to a total of [**] per year of scientific work performed directly in the Collaboration, and the direct scientific management thereof. In no event shall the work of one individual person account for more than one (1) FTE year.

1.41 “FTE Rate” means an amount per FTE of work actually performed in the Collaboration under the Research Plan or in Manufacturing Activities under the Manufacturing Plan that is equal to [**]; provided, however, that during each Contract Year of the Collaboration Term such rate shall apply only to any FTEs engaged in the Collaboration over and above the initial [**] FTEs in such Contract Year. Commencing with the second Contract Year, the then-current FTE Rate shall be adjusted by the percent change year to year in the Consumer Price Index (All Items) for the Province of British Columbia, Canada as published by Statistics Canada for the period of each applicable Contract Year.

1.42 “Funding Authorities” means the United States Department of Health and Human Services or other United States or foreign government or international agencies responsible for requesting, approving and/or funding the development and manufacture of products for biodefense purposes.

1.43 “Generic Claim” means a claim of a Patent Right that (a) recites a nucleic acid-lipid particle comprising: an siRNA or miRNA, at least one cationic lipid, at least one non-cationic lipid, and a conjugated lipid that inhibits aggregation of particles, and/or methods or uses of such particle in the delivery of siRNA or miRNA; and (b) does not recite any Particular Moiety, or any particular or specific cationic lipid, non-cationic lipid, or conjugated lipid.

1.44 “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations of Royalty Product filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.45 “Initiate”, “Initiated” or “Initiation” means, with respect to a Phase I Study or a Phase II Study, the administration of the first dose to a subject in such study.

Confidential	9

* Confidential Treatment Requested.

1.46 “In-Licenses” means collectively, the Existing Alnylam In-Licenses and the Tekmira In-Licenses, but excludes the Tekmira-UBC License Agreement.

1.47 “Intellectual Property Rights” means all intellectual property rights subject to protection by intellectual property laws in any country of the world, arising under statutory or common law, contract or otherwise, and whether or not perfected, including without limitation, all (a) Patent Rights; (b) Collaboration IP; (c) rights associated with works of authorship, including without limitation copyrights, moral rights, copyright applications, copyright registrations; (d) rights associated with trademarks, service marks, trade names, logos, trade dress, goodwill and the applications for registration and registrations thereof; (e) rights relating to the protection of trade secrets and confidential information; (f) rights analogous to those set forth in this Section and any and all other proprietary rights relating to intangible property now existing, hereafter filed, issued or acquired.

1.48 “InterfeRx License Transaction” means a transaction in which Alnylam (a) grants a sublicense under Tekmira Technology and a Target-specific license under Alnylam Core Patent Rights to a Third Party, but (b) does not have the right to collaborate with such Third Party to develop RNAi Products against such Target or Targets.

1.49 “IOC” or “Immunostimulatory Oligonucleotide Composition” means a single-stranded or double-stranded ribonucleic acid (“RNA”) composition, or derivative thereof, that has activity solely through an immunostimulatory mechanism and has no RNAi activity against a human gene transcript or viral genomic sequence.

1.50 “IOC Product” means a product containing, comprised of or based on IOCs or IOC derivatives.

1.51 “ISIS License Agreement” means the Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, Inc., dated March 11, 2004, together with Letter Agreements dated March 9, 2004 and March 11, 2004, respectively, and as amended on June 14, 2005, and as further amended from time to time.

1.52 “Joint Collaboration IP” means, collectively, (a) any improvement, discovery or Know-How, patentable or otherwise, first identified, invented, discovered or developed jointly by the Parties or their Affiliates or others acting on behalf of Tekmira and Alnylam in the performance of the Collaboration, the Manufacturing Activities and/or the obligations of the Parties under the Original INEX Agreements, and (b) any Patent Rights in the Territory which claim, cover or relate to such improvements, discoveries or Know-How.

1.53 “Joint Research Committee” or “JRC” means the joint research committee as more fully described in Article 4.

1.54 “Know-How” means, with respect to a Royalty Product, all biological materials and other tangible materials, inventions, practices, methods, protocols, formulas, formulations, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing, including without limitation pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise, which relates to the identification, characterization, optimization, construction, expression, formulation, use

Confidential	10

or production of such Royalty Product and which are reasonably useful or necessary to Research, Develop, Manufacture or Commercialize such Royalty Product in the Territory in (a) the Alnylam Field, in the case of Alnylam Royalty Products and Tekmira Development Products or (b) the Tekmira IOC Field, in the case of Tekmira IOC Products.

1.55 “Lead Formulation” means a Formulation that has been identified by Tekmira and Alnylam as being the end product of Tekmira’s and Alnylam’s work under the Research Plan for a particular Alnylam siRNA or miRNA payload(s) directed at a particular Target. It is expected that formulated materials using a number of different initial Formulations would be delivered by Tekmira to Alnylam, tested by Alnylam, and (on the basis of such tests, and subsequent iterative tests if needed) culled or otherwise adjusted by Tekmira to the point where both parties believe that no further formulation adjustments, or improvements are anticipated under the Research Plan. That Formulation is the Lead Formulation in that situation.

1.56 “Loan Agreement” means that certain Loan and Security Agreement between the Parties dated the Original Effective Date, as amended by the First Amendment and Partial Termination of Loan and Security Agreement between the Parties dated March 28, 2008.

1.57 “Major Market” means any of the United States, the European Union, United Kingdom, France, Germany, Italy, Spain or Japan.

1.58 “Manufacturing” or “Manufacture” means, with respect to a Royalty Product, all activities associated with the production, manufacture and processing of such Royalty Product, and the filling, finishing, packaging, labeling, shipping, and storage of such Royalty Product, including without limitation formulation process scale-up for toxicology and clinical study use, aseptic fill and finish, stability testing, analytical development, quality assurance and quality control, and in the case of the Manufacturing of Alnylam Royalty Products by Tekmira, the production of the bulk finished dosage form of Alnylam Royalty Product from the RNAi or miRNA construct.

1.59 “Manufacturing Activities” of a Party means those activities performed by such Party under the Manufacturing Plan, the Supply Agreement, and/or the Quality Agreements relating to the Manufacture and supply of Alnylam Royalty Products.

1.60 “Manufacturing Plan” means the detailed written plan of work for the Manufacture of the bulk finished dosage form of Alnylam Royalty Products for Alnylam by Tekmira pursuant to Section 5.1 for any given Contract Year of the Agreement Term, as such plan is approved and updated by the JRC as necessary pursuant to Section 4.1. The updated Manufacturing Plan for calendar year 2008 is attached to this Agreement as Schedule 5.1. The Manufacturing Plan shall be further updated pursuant to Section 5.1(b).

1.61 “Manufacturing Term” means the period commencing on the Original Effective Date and continuing through the end of the Agreement Term, unless the Manufacturing Activities are terminated earlier in accordance with the terms of this Agreement, including without limitation, Section 11.6.

1.62 “miRNA Product” means a product containing, comprised of or based on native or chemically modified RNA oligomers designed to either modulate an miRNA and/or provide the function of an miRNA.

Confidential	11

1.63 “MIT License Agreement” means the Amended and Restated Exclusive Patent License Agreement effective as of May 9, 2007 between the Massachusetts Institute of Technology and Alnylam, as further amended from time to time.

1.64 “NDA” means a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Authorization Application, Section 510(k) filing or similar application or submission filed with a Regulatory Authority in a country or group of countries to obtain marketing approval for a biological, pharmaceutical or other therapeutic, prophylactic or diagnostic product in that country or in that group of countries.

1.65 “Necessary Third Party IP” means, with respect to any country in the Territory, on a country-by-country basis, Know-How or Patent Rights in such country owned or controlled by a Third Party that Cover a Royalty Product, it being understood and agreed that for this purpose, no Know-How or Patent Rights controlled by Protiva and licensed to Alnylam under the Protiva License Agreement will be considered Necessary Third Party IP.

1.66 “Net Sales” means, with respect to a Royalty Product, the aggregate gross invoice prices of all units of such Royalty Product sold by a Party and its Related Parties to Third Parties (other than a Sublicensee of such Party) after deducting, if not previously deducted, from the amount invoiced or received (a) trade and quantity discounts actually given, including early-pay cash discounts; (b) returns, rebates, chargebacks and other allowances actually given; (c) retroactive price reductions that are actually granted; and (d) bad debts, sales or excise taxes, transportation and insurance, custom duties, and other governmental charges actually incurred or accounted for in accordance with generally accepted accounting principles in the United States or Canada, if applicable, consistently applied by the applicable Party

With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the gross invoice price of the Royalty Product(s) containing the same composition and concentration of Royalty Product sold without other clinically active ingredients. In the event that the Royalty Product is sold only as a Combination Product and not sold without other clinically active ingredients, the Parties shall negotiate in good faith another basis on which to calculate Net Sales with respect to the Combination Product that fairly reflects the value of the Royalty Product relative to the other clinically active ingredients in the Combination Product.

A percentage of the deductions set forth in clauses (a) through (d) above equal to the ratio of the Net Sales for the Royalty Product to the Net Sales of the Combination Product will be applied in calculating Net Sales for a Combination Product.

1.67 “Non-Exclusively Licensed Tekmira IP” means all Tekmira Technology, Tekmira Collaboration IP and Tekmira’s interest in Joint Collaboration IP, other than the Exclusively Licensed Tekmira IP.

1.68 “Novartis Agreement” means the Research Collaboration and License Agreement between Novartis Institutes for BioMedical Research, Inc. (“Novartis”) and Alnylam Pharmaceuticals, Inc. dated October 12, 2005, as amended by the Addendum Re: Influenza Program to Research Collaboration and License Agreement effective as of February 17, 2006, and as further amended from time to time.

Confidential	12

1.69 “Original INEX Agreements” means (i) the Original Agreement and (ii) the Evaluation Agreement among Alnylam, Tekmira and INEX dated March 25, 2006, the Letter Agreement among Alnylam, Tekmira and INEX dated March 25, 2006, as each of the Evaluation Agreement and Letter Agreement were amended by the Letter Agreement among Alnylam, Tekmira and INEX dated July 13, 2006.

1.70 “Particular Moiety” means a specific nucleotide sequence of an RNAi Product or miRNA Product, in either case directed against a particular Target.

1.71 “Party” means Tekmira and/or Alnylam.

1.72 “Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part and divisionals).

1.73 “Permitted Financing Merger” means any transaction, or series of related transactions, whereby Tekmira merges, reorganizes, amalgamates or consolidates with another entity, and the shareholders of Tekmira owning at least fifty percent (50%) of the outstanding voting securities of Tekmira immediately prior to such transaction(s) own less than fifty percent (50%) of the outstanding voting securities of Tekmira or the surviving entity as a result of such transaction(s), but where: (a) the business of Tekmira immediately prior to such transaction(s) is the primary business of Tekmira or the surviving entity immediately after such transaction(s); (b) members of the Board of Directors of Tekmira immediately prior to such transaction(s) comprise more than 50% of the Board of Directors of Tekmira or the surviving entity immediately after such transaction(s) and for the subsequent twelve (12) months; and (c) the chief executive officer and chief financial officer of Tekmira immediately prior to such transaction(s) remain the chief executive officer and chief financial officer of Tekmira or the surviving entity immediately after such transaction(s) and for the subsequent twelve (12) months.

1.74 “Person” means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government body, and any other form of entity or organization.

1.75 “Phase I Study” means a clinical study of an Alnylam Royalty Product in human volunteers or patients the purpose of which is preliminary determination of safety and tolerability of a dosing regime and for which there are no primary endpoints (as understood by the FDA or other Regulatory Authorities) in the protocol relating to efficacy.

1.76 “Phase II Study” means (a) a dose exploration, dose response, duration of effect, kinetics, dynamic relationship or preliminary efficacy and safety study of an Alnylam Royalty Product in the target patient population or (b) a controlled dose-ranging clinical trial to evaluate further the efficacy and safety of an Alnylam Royalty Product in the target patient population and to define the optimal dosing regimen.

1.77 “Phase III Study” means a controlled pivotal clinical study of an Alnylam Royalty Product that is prospectively designed to demonstrate statistically whether such Alnylam Royalty Product is effective and safe for use in a particular indication in a manner sufficient to obtain Regulatory Approval to market such Alnylam Royalty Product.

Confidential	13

1.78 “Pre-Existing Alnylam Alliance Agreements” means the agreements set forth in Schedule 1.78.

1.79 “Product Trademarks” means the trademark(s), service mark(s), accompanying logos, trade dress and/or indicia of origin used in connection with the distribution, marketing, promotion and sale of Royalty Products in the Territory. For purposes of clarity, the term Product Trademark(s) shall not include, without limitation, the corporate names and logos of either Party, and shall include any internet domain names incorporating such Product Trademarks.

1.80 “Quality Agreement” means an agreement or agreements to be entered into between the Parties containing quality assurance provisions for the Manufacture by Tekmira, its permitted Affiliates or their respective permitted subcontractors, for Alnylam, of the finished dosage form of Alnylam Royalty Products pursuant to the Manufacturing Plan.

1.81 “Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority, necessary for the Commercialization of a Royalty Product, including the approval of NDAs.

1.82 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the Research, Development, Manufacturing, Commercialization, reimbursement and/or pricing of a Royalty Product in the Territory, including without limitation the FDA.

1.83 “Related Party” means a Party’s Affiliates and permitted Sublicensees, which term does not include wholesale distributors of the Party or its Affiliates who purchase Royalty Products from such Party or its Affiliates in an arm’s -length transaction and who have no other obligation, including without limitation a reporting obligation, to such Party or its Affiliates.

1.84 “Research” or “Researching” means identifying, evaluating, validating and optimizing RNAi Products (and/or miRNA Products in the case of Alnylam).

1.85 “Research Plan” means the detailed written plan of work for the Collaboration for a given Contract Year of the Collaboration Term, as approved and updated by the Joint Research Committee as necessary during the Collaboration Term pursuant to Sections 3.1.1 and 4.1.

1.86 “Research Program Product” means the Formulations that are related to RNAi Product(s) and/or miRNA Product(s) developed under the Research Plan under this Agreement and/or under the R&D Research Plan (as defined in the Protiva License Agreement) for which Alnylam or its Affiliate has established an Active Internal Development Program.

1.87 “RNAi Product” means a product containing, comprised of or based on siRNAs or siRNA derivatives or other double-stranded moieties effective in gene function modulation and designed to modulate the function of particular genes or gene products by causing degradation through RNA interference of a Target mRNA to which such siRNAs or siRNA derivatives or moieties are complementary.

Confidential	14

1.88 “Royalty Payor” means, in relation to (a) an Alnylam Royalty Product, Alnylam, and (b) a Tekmira Royalty Product, Tekmira.

1.89 “Royalty Product” means, either (a) an Alnylam Royalty Product, or (b) a Tekmira Royalty Product.

1.90 “Royalty Recipient” means, in relation to (a) an Alnylam Royalty Product, Tekmira, and (b) a Tekmira Royalty Product, Alnylam.

1.91 “Selection Term” means the period commencing on the Original Effective Date and continuing for five (5) Contract Years of the Agreement Term thereafter, unless such period is extended pursuant to the terms of Section 2.2.

1.92 “Significant Pharmaceutical Company” means a pharmaceutical company, biotechnology company, or group of such companies acting in concert, with annual sales of human pharmaceutical products greater than [**].

1.93 “Small Interfering RNA” or “siRNA” means a double-stranded ribonucleic acid (RNA) composition designed to act primarily through an RNA interference mechanism that consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin.

1.94 “Sublicensee” means a Third Party to whom a Party grants a sublicense permitted under this Agreement under any Alnylam RNAi Technology, Alnylam IOC Technology, Alnylam Lipidoid Patent Rights, Tekmira Technology, Tekmira IOC Technology (to the extent permitted for purposes of the Collaboration only) or Collaboration IP (or a license in the case of Joint Collaboration IP), as the case may be, to Research, Develop, Manufacture or Commercialize a Royalty Product in the Territory and in (a) the Alnylam Field, in the case of Alnylam Royalty Products and Tekmira Development Products or (b) the Tekmira IOC Field, in the case of Tekmira IOC Products, in each case subject to Sections 6.1.1(b) or 6.2, or otherwise grants rights to distribute, promote or sell a Royalty Product.

1.95 “Supply Agreement” means that certain Manufacturing and Supply Agreement between the Parties dated February 7, 2007.

1.96 “Target” means: (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide, cellular entity or nucleic acid described in clause (a); (c) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a virus shall be regarded as a single Target; or (d) a naturally occurring interfering RNA or miRNA or precursor thereof.

1.97 “Target-Specific Claim” means a claim in an issued or pending patent that recites one or more specified Particular Moiety(ies).

Confidential	15

* Confidential Treatment Requested.

1.98 “Tax Convention” means the Canada-US Tax Convention (1980), as amended.

1.99 “Tekmira” means Tekmira Pharmaceuticals Corporation.

1.100 “Tekmira Collaboration IP” means (a) any improvement, invention, discovery, Know-How or other Intellectual Property Right, patentable or otherwise, first identified, invented, discovered or developed by employees of Tekmira or its Affiliates or other persons (other than Protiva) not employed by Alnylam acting on behalf of Tekmira, in the performance of the Collaboration, the Manufacturing Activities, and/or Tekmira’s obligations under the Original INEX Agreements, and (b) any Patent Rights in the Territory which claim, cover or relate to such improvements, discoveries or Know-How. Tekmira Collaboration IP excludes Tekmira’s interest in Joint Collaboration IP.

1.101 “Tekmira In-License” means an agreement between Tekmira or its Affiliates, and a Third Party, pursuant to which Tekmira or any of its Affiliates Control(s) Tekmira Technology relating to the Alnylam Field under a license or sublicense from such Third Party, including without limitation, the Existing Tekmira In-Licenses.

1.102 “Tekmira IOC Field” means the treatment, prophylaxis and diagnosis of diseases in humans using an IOC Product.

1.103 “Tekmira IOC Technology” means (a) Know-How and other Intellectual Property Rights with respect to IOC Products and/or IOCs that are either (i) Controlled by Tekmira or its Affiliates on the Original Effective Date, or (ii) come within the Control of Tekmira or its Affiliates after the Original Effective Date, and (b) Patent Rights that (i) claim (x) such Know-How or other Intellectual Property Rights, or (y) the identification, characterization, optimization, construction, expression, formulation, delivery, use or production of an IOC Product and/or IOC, and that are useful or necessary to Research, Develop, Commercialize and/or Manufacture IOC Products in the Tekmira IOC Field in the Territory, and (ii) are Controlled by Tekmira or its Affiliates.

1.104 “Tekmira Know-How” means Know-How with respect to an RNAi Product or miRNA Product (excluding any Tekmira Collaboration IP, Tekmira’s interest in Joint Collaboration IP and any such Know-How sublicensed to Alnylam pursuant to the UBC Sublicense) that (a) is Controlled by Tekmira or its Affiliates on the Original Effective Date, or (b) comes within the Control of Tekmira or its Affiliates following the Original Effective Date.

1.105 “Tekmira Patent Rights” means Patent Rights that (a) claim (i) Tekmira Know-How, or (ii) the identification, characterization, optimization, construction, expression, formulation, delivery, use or production of an RNAi Product or miRNA Product, and that are useful or necessary to Research, Develop, Commercialize and/or Manufacture RNAi Products or miRNA Products in the Alnylam Field in the Territory, and (b) are Controlled by Tekmira or its Affiliates at any time during the Agreement Term (excluding any Patent Rights included in Tekmira Collaboration IP, Tekmira’s interest in Joint Collaboration IP and any such Patent Rights licensed to Alnylam pursuant to the UBC Sublicense).

1.106 “Tekmira Royalty Product” means any (a) Tekmira Development Product that, but for the licenses granted hereunder, would be Covered by one or more Valid Claims under the Alnylam Core Patent Rights or the Alnylam Lipidoid Patent Rights, or (b) IOC Product that but for the licenses granted hereunder, would be Covered by one or more Valid Claims under the Alnylam IOC Technology.

Confidential	16

1.107 “Tekmira Technology” means, collectively, Tekmira Know-How and Tekmira Patent Rights.

1.108 “Tekmira-UBC License Agreement” means that certain license agreement between Tekmira and the University of British Columbia (“UBC”) dated effective July 1, 1998, as amended by Amendment Agreement between Tekmira and UBC dated effective July 11, 2006, and Second Amendment Agreement dated effective the Original Effective Date.

1.109 “Territory” means all of the countries in the world, and their territories and possessions.

1.110 “Third Party” means an entity other than a Party and its Affiliates.

1.111 “Third Party Liposome Patent Rights” means with respect to an Alnylam Royalty Product, (a) the Alnylam Lipidoid Patent Rights and/or (b) other technology comprising a lipid component or liposomal formulation useful or necessary for the Research, Development, Manufacture or Commercialization of such Alnylam Royalty Product and Controlled by Alnylam under a license from a Third Party, and in each case with respect to which Intellectual Property Rights Alnylam has granted to Tekmira a non-exclusive, royalty- and milestone fee-bearing (on a pass-through basis) license to Research, Develop, Manufacture and Commercialize Tekmira Royalty Products in the Alnylam Field in the case of Tekmira Development Product, and in the Tekmira IOC Field in the case of IOC Products.

1.112 “Transaction Documents” means the Alnylam Subscription Agreement, the Supply Agreement, the Quality Agreements, the Tekmira-UBC License Agreement, the UBC Sublicense Documents, the Loan Agreement, all letter agreements and other documents executed by the Parties on or about the Original Effective Date in connection with the Original Agreement, and any other documents or agreements that are executed by the Parties after the Original Effective Date as contemplated by this Agreement.

1.113 “UBC Sublicense Documents” means the collective reference to (a) the Sublicense Agreement dated as of the Original Effective Date between the Parties (the “UBC Sublicense”), (b) the Consent and Agreement dated as of the Original Effective Date among the Parties and UBC, and (c) the Assignment dated the Original Effective Date between Tekmira and UBC.

1.114 “Valid Claim” means a claim of: (a) an issued and unexpired Patent Right, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a patent application for a patent included within the Patent Rights a claim of which has been pending less than five (5) years and which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

Confidential	17

1.115 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“AAA”	12.6.1
“Agreement Term”	11.1
“Alnylam Class 1 Royalty Products”	6.1.1(b)(i)
“Alnylam Class 2 Royalty Products”	6.1.1(b)(ii)
“Alnylam Data”	3.2(e)
“Alnylam Indemnitees”	9.5.1
“Alnylam Subscription Agreement”	Recitals
“Bankrupt Party”	11.3
“Breaching Party”	11.2.1(a)
“Code”	11.3
“Collaboration”	3.1.1
“Condition Satisfaction Date”	11.1
“Closing”	Recitals
“CRT Agreement”	6.5.1
“Dispute”	12.6.1
“Effective Date”	11.1
“Equipment”	3.4
“Escrow Agreement”	Recitals
“Excluded Claim”	12.6.1
“Follow-On Product”	7.2(d)
“FTO Notice”	6.9(a)
“Indemnitee”	9.5.3
“INEX”	Preamble
“Infringement Claim”	10.4.1
“Losses”	9.5.1
“Manufacturing Activities Committee”	4.1
“[**] Entities”	Recitals
“[**] Restriction”	6.2.3
“[**]”	Recitals
“miRNA”	Preamble
“More Favorable Terms”	6.9(a)(ii)
“Non-Bankrupt Party”	11.3
“Non-Breaching Party”	11.2.1(a)
“Novartis”	1.68
“Opportunity Response Period”	6.9(b)(i)
“Original Agreement”	Recitals
“Original Effective Date”	Recitals
“Original Protiva License Agreement”	Recitals
“Permitted Investor”	12.17.1(c)
“Platform License”	6.9(a)
“Post-IND Opportunity Response Period”	6.9(b)(i)
“Product Notice”	6.9(b)
“Project Manager”	4.1

Confidential	18

* Confidential Treatment Requested.

“Prosecuting Party”	10.2.4(e)
“Protiva”	Recitals
“Protiva License Agreement”	Recitals
“Purchase Agreement”	Recitals
“Region”	11.2.2
“Responsible Party”	10.4.3
“Restricted Joint Invention”	3.7.4
“Restriction Period”	3.7.1
“RNAi”	Preamble
“Roche”	Recitals
“Roche-Nutley”	6.2.2(c)
“Roche Sublicensees”	6.2.2(c)
“Roche Subscription Agreement”	Recitals
“Shares”	7.1
“SPC”	10.7
“Stanford Agreement”	6.5.1
“Successful Product”	7.2(d)
“Target Response Notice”	2.2
“Tekmira Development Product”	2.1
“Tekmira Development Target”	2.1
“Tekmira Facilities Option”	3.7.2
“Tekmira Indemnitees”	9.5.2
“Tekmira In-License Provisions”	6.4(a)
“Tekmira IOC Product”	6.9(b)(i)
“Tekmira Patent”	11.5(a)
“UBC”	1.108
“UBC Sublicense”	1.113

2.	TEKMIRA DEVELOPMENT TARGETS.

2.1 Tekmira Development Targets. During the Selection Term, and subject to the terms and conditions of this Agreement and Alnylam’s right to grant rights thereto at the time of selection, Tekmira may select up to three (3) Targets with respect to which Tekmira shall Research, Develop, Manufacture and Commercialize RNAi Products directed to such Target under its license to the Alnylam Core Patent Rights and Alnylam Lipidoid Patent Rights pursuant to Section 6.1.2(a) (each such Target, a “Tekmira Development Target”, and each such RNAi Product, a “Tekmira Development Product”). For clarity, the Parties acknowledge that the three (3) Tekmira Development Targets shall be in addition to the PLK Target and the three Protiva Development Targets that are among the subjects of the Protiva License Agreement. The Parties acknowledge that the selection of each Tekmira Development Target is subject to Novartis’ right of first offer under the Novartis Agreement and to other Alnylam obligations to Third Parties.

2.2 Selection Process. The following process shall apply to the selection of Tekmira Development Targets. Tekmira shall initially notify Alnylam in writing of the NCBI Gene ID number (or, if a NCBI Gene ID number is not available, the specific sequence of the proposed Target) of each Target nominated by Tekmira for selection as a Tekmira Development Target. Prior to nominating a Target to Alnylam, Tekmira shall possess bona fide data regarding the validation of such Target for

Confidential	19

potential therapeutic modulation by siRNAs. Within [**] following Alnylam’s receipt of a notice nominating a Target, Alnylam shall notify Tekmira in writing (a “Target Response Notice”) whether such Target is either: (a) subject to a contractual obligation to a Third Party that would be breached by the inclusion of such Target as a Tekmira Development Target under this Agreement, or (b) determined by Alnylam after its review in good faith of its ongoing or planned scientific and/or business activities and strategy to be a Target of interest to Alnylam. If neither of these criteria apply, the Target shall be considered to have been successfully nominated as a Tekmira Development Target. Alnylam shall use Commercially Reasonable Efforts consistent with the terms of the Novartis Agreement to obtain Novartis’ consent to the selection by Tekmira of such Target as a Tekmira Development Target under this Agreement, and shall notify Tekmira in writing as to whether or not such Target is available for license hereunder. If a Target submitted to Alnylam is not so available for license as a Tekmira Development Target, then Tekmira may nominate an additional Target as a Tekmira Development Target, until an aggregate of three (3) Tekmira Development Targets have been identified and approved for selection pursuant to the foregoing procedure; provided, that Tekmira may not submit more than three (3) proposed Targets (in addition to any Protiva Development Targets or candidate Protiva Development Targets submitted under the Protiva License Agreement) to Alnylam for evaluation pursuant to the foregoing procedure in any single Calendar Quarter. Any Target approved for selection pursuant to the foregoing procedure shall be a Tekmira Development Target. If upon the expiration of the Selection Term all three (3) Tekmira Development Targets have not been approved for selection pursuant to the foregoing procedure, then the Selection Term shall be extended until the earlier of (i) the date on which an aggregate of three (3) Tekmira Development Targets have been so identified and approved for selection and (ii) the [**] anniversary of the Original Effective Date. For clarity, notwithstanding the number of Targets evaluated by Alnylam for availability for selection as a Tekmira Development Target, Tekmira shall not be entitled to more than three (3) Tekmira Development Targets.

3.	COLLABORATION

3.1 Collaboration.

3.1.1 Collaboration and Research Plan. During the Collaboration Term Alnylam and Tekmira shall use Commercially Reasonable Efforts to collaborate in the research, development and process (and analytical methods) development of liposomal formulations of RNAi Products, miRNA Products and IOC Products, as specifically set forth in the Research Plan (such activities, are referred to as the “Collaboration”). The JRC has agreed upon a detailed Research Plan for the Collaboration for the full twelve-months of the first Contract Year of the Collaboration Term. Attached to this Agreement as Schedule 3.1 is an updated Research Plan for the second Contract Year of the Collaboration Term, which Research Plan shall be updated quarterly by the JRC during the remainder of the Collaboration Term. The Parties shall update, and the JRC shall approve in accordance with Section 4.1, updates to the Research Plan for each Contract Year thereafter (if any) during the Collaboration Term.

3.1.2 FTEs and Collaboration Funding. Tekmira agrees to provide up to [**] FTEs in each Contract Year of the Collaboration Term to perform its obligations under the Collaboration as provided in the Research Plan. The use of additional FTEs will be subject to approval by the JRC. Alnylam shall fund the Collaboration in accordance with Section 7.5.1.

Confidential	20

* Confidential Treatment Requested.

3.2 Information Exchange. Subject to and in accordance with the provisions of Article 6, as set forth below:

(a) Within three (3) months after the Effective Date and on an ongoing basis during the Agreement Term Tekmira shall disclose to Alnylam all Tekmira Technology that is Controlled by Tekmira or its Affiliates as of the Original Effective Date and/or during the Agreement Term, and all Collaboration IP that, in each case, has not been previously disclosed, and shall update such disclosure at least once each Calendar Quarter;

(b) During the Collaboration Term, through the JRC, Tekmira shall disclose to Alnylam Tekmira IOC Technology Controlled by Tekmira on the Original Effective Date and/or during the Collaboration Term, as and to the extent Tekmira determines, in its reasonable judgment, that such Tekmira IOC Technology is necessary or useful for Alnylam’s performance of its obligations under the Collaboration with respect to IOC Products;

(c) During the Collaboration Term, through the JRC, Alnylam shall disclose to Tekmira (i) all Alnylam IOC Technology, Alnylam Collaboration IP and Joint Collaboration IP that, in each case, has not been previously disclosed, and shall update such disclosure at least once each Calendar Quarter with regard to Alnylam Collaboration IP and Joint Collaboration IP;

(d) During the Collaboration Term, through the JRC, Alnylam shall disclose to Tekmira Alnylam RNAi Technology as and to the extent Alnylam determines, in its reasonable judgment, that such Alnylam RNAi Technology is necessary or useful for Tekmira’s performance of its obligations under the Collaboration and Manufacturing Activities with respect to Alnylam Royalty Products;

(e) Promptly after the Effective Date and on an ongoing and timely basis thereafter during the Research Term, Alnylam shall (unless otherwise requested by Tekmira in any instance or instances) disclose to Tekmira data generated by Alnylam using any of the materials or chemical compounds provided by Tekmira to Alnylam for use in furtherance of the conduct of the Collaboration (“Alnylam Data”); and

(f) Each Party shall make available its employees, consultants and subcontractors engaged in the performance of its obligations under the Collaboration and/or the Manufacturing Activities upon reasonable notice during normal business hours to consult with the other Party with respect to the Collaboration and/or the Manufacturing Activities, as coordinated through the Project Managers or such other individual of a Party as may be designated by such Party and consistent with the resource requirements specified in the Research Plan and/or the Manufacturing Plan.

3.3 Alnylam Materials for Collaboration. Unless the Parties otherwise agree in writing, Tekmira will supply, in accordance with the relevant approved raw material specifications, all materials to be used by Tekmira in the performance of its obligations under the Collaboration other than the Alnylam Materials listed in the Research Plan. Alnylam or its designees will provide Tekmira with the Alnylam Materials listed in the Research Plan. Except as explicitly authorized in writing by Alnylam, all Alnylam Materials delivered to Tekmira shall remain the sole property of Alnylam. Tekmira agrees (a) to account for all Alnylam Materials, (b) not to provide Alnylam Materials to any Third Party (other than to subcontractors of Tekmira permitted under Section 3.5) without the express prior written consent of Alnylam, (c) not to use Alnylam Materials for any

Confidential	21

purpose other than performing its obligations under the Collaboration, including, without limitation, not to analyze, characterize, modify or reverse engineer any Alnylam Materials or take any action to determine the structure or composition of any Alnylam Materials unless required to perform its obligations under the Collaboration, and (d) to destroy or return to Alnylam all unused quantities of Alnylam Materials according to Alnylam’s written directions. The Alnylam Materials supplied for use in the Collaboration must be used with prudence and appropriate caution in any experimental work, since not all their characteristics may be known; however, Alnylam shall notify Tekmira of any health hazards of which it is or becomes aware relating to the use or handling of the Alnylam Materials.

3.4 Alnylam Equipment for Collaboration. Unless otherwise agreed by the Parties in writing, Tekmira will supply all equipment and machinery necessary to perform its obligations under the Collaboration (“Equipment”). If Alnylam or its designees provide Tekmira with Equipment, (a) such Equipment will not be used by Tekmira except in performance of its obligations under the Collaboration under this Agreement, (b) title to such Equipment will remain with Alnylam, (c) Tekmira will ensure that such Equipment is properly labeled as Alnylam property and remains free and clear of any liens or encumbrances, (d) Tekmira will install the Equipment in a manner which will permit its removal without material injury to the place of installation and (e) the Equipment shall be installed at Tekmira’s or Protiva’s facility located in British Columbia, Canada, and shall be maintained and used at such and not elsewhere without the prior written consent of Alnylam. At Alnylam’s written request, such Equipment will be returned to Alnylam, or to Alnylam’s designee. Tekmira will be responsible, at its own cost, for maintenance of such Equipment; provided, however, that Alnylam shall be responsible for: (i) ensuring all Equipment provided by Alnylam is in good working order at the time of delivery to Tekmira, and (ii) unless otherwise agreed by the Parties, performing equipment qualification and calibration prior to either Party’s use of such Equipment at Tekmira’s premises. Tekmira shall not be required to purchase spare parts for the Equipment. To the extent Alnylam provides spare parts for such Equipment, such spare parts will remain the property of Alnylam and will be used by Tekmira only for maintenance of such Equipment. Tekmira will immediately notify Alnylam if at any time it believes any such Equipment has been damaged, lost or stolen.

3.5 Subcontractors and Third Party Research Collaborations. (a) Tekmira may utilize the services of Affiliates or Third Party contractors to perform its obligations under the Collaboration only as specified in the Research Plan or with the prior written approval of the JRC; provided that (i) prior to the expiration of the Restriction Period, Tekmira may not, under any circumstances, subcontract any aspect of its obligations under the Research Plan or the Collaboration to Protiva without Alnylam’s prior written consent, which consent shall not be unreasonably withheld or delayed; (ii) Tekmira shall remain at all times fully liable for its responsibilities under this Agreement; and (iii) Tekmira’s agreement with any permitted subcontractor provides Alnylam the same rights under this Agreement as if Tekmira had done the work itself, and any such agreement shall include confidentiality and non-use provisions which are no less stringent than those set forth in Article 8 of this Agreement.

(b) In addition, the Parties agree that it may be necessary or useful to enter into Third Party collaborations which provide technology, information, data or know-how, patentable or otherwise, which are necessary or useful for Tekmira and/or Alnylam to perform its obligations under the Collaboration. Such Third Party collaborations shall not conflict with the terms and conditions of this Agreement. In the event that any such Third Party collaborations are contemplated in connection with

Confidential	22

the Collaboration, the JRC shall discuss, subject to Third Party confidentiality obligations, and agree upon entering into such Third Party collaborations, and the Research Plan shall be amended to include such Third Party collaborations. The Parties shall use good faith efforts to ensure that, to the extent possible, all such Third Party collaborations shall provide that any and all data and results, discoveries and inventions, whether patentable or not, arising out of the Third Party collaboration may be used by bona fide collaborators of the Party entering into the Third Party collaboration agreement and shall include confidentiality and non-use provisions which are no less stringent than those set forth in Article 8 of this Agreement. In addition, the Party entering into such Third Party collaborations shall use Commercially Reasonable Efforts to obtain a right to sublicense to the other Party and its Related Parties any Intellectual Property Rights arising out of the Third Party collaboration.

3.6 Records. Each Party shall maintain scientific records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Collaboration. Alnylam shall have the right, during normal business hours and upon reasonable notice, to inspect and copy (or request Tekmira to copy) all records of Tekmira maintained in connection with the work done and results achieved in the performance of the Collaboration to the extent such records relate to Alnylam Royalty Products. Tekmira shall have the right, during normal business hours and upon reasonable notice, to inspect and copy (or request Alnylam to copy) all records of Alnylam maintained in connection with the work done and results achieved in the performance of the Collaboration to the extent such records relate to IOC Products. All such records and the information disclosed therein shall be maintained in confidence in accordance with Article 8.

3.7 Separate Conduct of Certain Activities by Tekmira and Protiva.

3.7.1 Separate Conduct. Immediately upon the effective date of the Purchase Agreement and through [**] (the “Restriction Period”), Tekmira has taken and will take all steps necessary to ensure, to the maximum extent practicable, that there was and is no collaboration between, or joint inventive work conducted by, Tekmira and Protiva under the Research Plan or the Manufacturing Plan, or under the Second Target Research Plan, the PLK Research Plan or the R&D Research Plan (as each such term is defined in the Protiva License Agreement), or any activities contemplated thereunder, [**]. Such steps shall include, without limitation, the requirement that during the Restriction Period, Tekmira has maintained and shall maintain research and manufacturing operations that are separate from the research and manufacturing operations of Protiva for all activities under the Research Plan, the Manufacturing Plan, the Second Target Research Plan, the PLK Research Plan and the R&D Research Plan (as each such term is defined in the Protiva License Agreement), and has ensured and shall ensure that the Tekmira personnel who work on the Research Plan or the Manufacturing Plan did not and do not undertake research or Manufacturing activities with or for Protiva under the Second Target Research Plan, the PLK Research Plan or the R&D Research Plan.

3.7.2 Common Management; Tekmira Facilities Option. Notwithstanding the requirements of Section 3.7.1, during the Restriction Period (a) Tekmira and Protiva may (i) have common management in the form of one person who serves as CEO of both companies, (ii) have interlocking boards of directors, and (iii) share with each other or loan to each other specific items of equipment and/or other tangible and intangible assets (but not human resources, other than administrative personnel not involved in Research, Development or Manufacturing activities); and (b) Protiva may use Tekmira’s physical facilities solely to Manufacture (i) at Alnylam’s sole discretion, a

Confidential	23

* Confidential Treatment Requested.

product formulation developed by Protiva for Alnylam under the Protiva License Agreement; or (ii) upon mutual written agreement of Alnylam, Tekmira and Protiva, an RNAi Product directed to the PLK Target (as such terms are defined under the Protiva License Agreement) (“Tekmira Facilities Option”).

3.7.3 Notification. During the period from the Effective Date through [**], Tekmira shall notify Alnylam in writing within thirty (30) days after conception of any intellectual property conceived by Tekmira or Protiva (or their employees or consultants) prior to [**], with respect to which Alnylam has or should have a license under this Agreement, the UBC Sublicense or the Protiva License Agreement, it being understood that such notice as to the period from the end of the Restriction Period through [**] will be for informational purposes only.

3.7.4 Violations, Penalties. In the event that any joint invention is made (i) by inventor(s) who are employees or consultants of Tekmira and inventor(s) who are employees or consultants of Protiva during the Restriction Period, (ii) due to or in respect of the conduct of Protiva and/or Tekmira during the Restriction Period and (iii) without any inventive contribution from Alnylam or communication by or through Alnylam of any information or materials from Protiva or Tekmira to the other in a manner that is material to the determination of inventorship (any such joint invention is hereinafter referred to as a “Restricted Joint Invention”), with the result that any rights to such Restricted Joint Invention are licensed to [**] (or would have been so licensed to [**] as they existed on the Effective Date), then, except and solely to the extent that any such Restricted Joint Invention arises from Manufacturing performed by Protiva at a Tekmira facility as a result of the exercise of the Tekmira Facilities Option:

(a) Tekmira shall cause Protiva to pay to Alnylam any and all royalties and milestone payments received from [**] with respect to the development or commercialization of any product as to which the [**] owed such royalties or milestones due to the Coverage of such product by any claims (whether issued or pending) Covering such Restricted Joint Invention (or that would have been so received from [**] under the terms of the [**] as they existed on the Effective Date);

(b) Alnylam shall have a fully-paid, perpetual, milestone-free, royalty-free, and exclusive (except as to the Merck Entities’ rights under the [**]) license to Tekmira’s right, title and interest in the Restricted Joint Invention;

(c) Alnylam shall have the unilateral right, exercisable at any time upon written notice to Tekmira, to terminate Alnylam’s obligation to retain Tekmira as Alnylam’s exclusive manufacturer pursuant to Section 5.1 and the Supply Agreement; and

(d) any and all royalties required to be paid by Alnylam to Tekmira under this Agreement with respect to Alnylam Royalty Products Covered by the Exclusively Licensed Tekmira IP shall be reduced by [**].

4.	JOINT RESEARCH COMMITTEE.

4.1 Joint Research Committee and Project Managers. As soon as practicable after the Original Effective Date the Parties established a Joint Research Committee with authority to approve the initial Research Plan, review for approval the annual update to such Research Plan, coordinate the

Confidential	24

* Confidential Treatment Requested.

conduct of activities under the Collaboration, and the Manufacturing Activities, approve the initial Manufacturing Plan, review for approval the quarterly update to such Manufacturing Plan, coordinate the conduct of activities under the Manufacturing Plan, and generally facilitate communication between the Parties. The JRC shall consist of two (2) representatives of each Party, together with such other personnel of a Party as such Party deems reasonably necessary to accomplish the objectives of this Agreement. Each Party shall also designate a “Project Manager”. The Project Managers will be responsible for the day-to-day coordination of the Collaboration and the Manufacturing Activities, and will serve to facilitate communication between the Parties. Each Party may change its designated Project Manager from time to time upon written notice to the other Party. The JRC shall be empowered to create subcommittees of itself, including without limitation, a committee to oversee Manufacturing Activities (the “Manufacturing Activities Committee”), as it may deem appropriate or necessary. The Manufacturing Activities Committee shall consist of representatives of the Parties’ manufacturing and quality assurance departments. Each such subcommittee shall report to the JRC, which shall have the authority to approve or reject recommendations or actions proposed thereby subject to the terms of this Article 4.

4.2 Meetings. The JRC shall meet in accordance with schedules established by mutual written agreement of the Parties, but no less frequently than once per Contract Quarter during the Collaboration Term, with the location for such meetings alternating between Alnylam and Tekmira facilities (or such other locations as are determined by the JRC). Alternatively, the JRC may meet by means of teleconference, videoconference or other similar communications equipment, but at least two (2) meetings per Calendar Year shall be conducted in person. Each Party shall bear its own expenses relating to attendance at such meetings by its representatives. With respect to decisions of the JRC, the representatives of each Party shall have collectively one vote on behalf of such Party. For each meeting of the JRC, at least one (1) representative of each Party shall constitute a quorum. Action on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement.

4.3 Minutes. A secretary shall be appointed for each meeting and shall prepare minutes of the meeting, which shall provide a written description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JRC.

4.4 Disputes. The JRC shall attempt to resolve any and all disputes relating to this Agreement by consensus; provided, that the Manufacturing Activities Committee (if it exists at the relevant time) shall first attempt to resolve any and all disputes relating to the Manufacturing Activities (if necessary or appropriate, by reference to the Supply Agreement and the applicable Quality Agreement, including without limitation, the batch evaluation, acceptance and rejection procedures and standards set forth therein), and failing resolution by the Manufacturing Activities Committee, the JRC shall attempt to resolve such dispute. If the JRC is unable to reach a consensus with respect to a dispute, then the dispute shall be submitted to escalating levels of Tekmira and Alnylam senior management for review. If such dispute cannot be resolved despite escalation, then the Chief Executive Officers of Alnylam and Tekmira shall attempt to resolve such dispute. In the event that the Chief Executive Officers cannot reach an agreement regarding such dispute within thirty (30) days after submission to them for resolution, then:

(a) If the dispute is one over which the JRC has authority pursuant to Section 4.1, then Alnylam shall have final decision-making authority; provided, however, that Alnylam may not, without Tekmira’s consent, increase Tekmira’s obligation during the Collaboration Term to provide FTEs to perform its obligations under the Collaboration in excess of [**] FTEs per Contract Year of the Collaboration Term; and

Confidential	25

(b) With respect to all other disputes between the Parties, the dispute resolution provisions of Section 12.6 shall apply.

Notwithstanding the foregoing, if the dispute between the Parties is over the reasonable comparability of the factors described in Section 5.1(a)(ii) and the Manufacturing Activities Committee cannot agree within five (5) Business Days after submission of the bona fide Third Party quote to the Manufacturing Activities Committee, then the Parties shall not refer the matter to the JRC but rather to an independent Third Party manufacturing consultant reasonably acceptable to the Parties and the Parties shall cause such independent Third Party to render his/her decision as soon as possible but no later than fifteen (15) Business Days after submission, which decision shall be binding on the Parties.

5.	MANUFACTURING

5.1 Manufacturing and Supply.

(a) Exclusive Manufacturing Obligations. Alnylam hereby retains Tekmira, on a product-by-product basis, as Alnylam’s exclusive manufacturer to Manufacture and supply Alnylam’s requirements of the bulk finished dosage form of each Alnylam Royalty Product formulated using Tekmira Technology, and/or Alnylam Technology, including, without limitation, the Third Party Liposome Patent Rights, in each case for toxicology and other non-clinical studies and clinical development, through the completion of all Phase II Studies of such Alnylam Royalty Product that are initiated prior to the initiation of the first Phase III Study of such Alnylam Royalty Product; provided, however, that such exclusive supply engagement shall only apply during the Manufacturing Term and shall not apply to any Alnylam Royalty Product (on a product-by-product basis):

(i) that Tekmira cannot or will not Manufacture and supply (or is not or will not be able to Manufacture and supply), to Alnylam’s reasonable satisfaction, (x) at the requisite scale, in sufficient quantities, within requisite timelines based on Alnylam’s actual and/or planned development program for such Alnylam Royalty Product and in accordance with the applicable product master batch record, specifications and other quality requirements for such Alnylam Royalty Product as set forth in the Supply Agreement and the applicable Quality Agreement, (y) in accordance with all applicable laws and regulations, including without limitation the requirements of cGMP, and (z) using a facility with respect to which Tekmira or its permitted subcontractor has obtained approval from the applicable Regulatory Authorities to Manufacture and supply such Alnylam Royalty Product; or

(ii) with respect to which Alnylam would be required to pay Tekmira an amount per batch of the bulk finished dosage form of such Alnylam Royalty Product that is [**] greater than the cost per batch for the Manufacture of such finished dosage form as quoted in a bona fide offer received by Alnylam from a Third Party; provided, that the specifications for such finished dosage form, and the batch size, quantity, and quality of product would be at least reasonably comparable. In the event that Alnylam would be entitled under this clause (ii) to obtain its requirements of the finished dosage form of an Alnylam Royalty Product from a Third Party, then prior to Alnylam engaging such Third Party for such services Tekmira may submit a revised per batch price quote for

Confidential	26

* Confidential Treatment Requested.

such finished dosage form and if Tekmira’s revised per batch price quote is [**] Third Party’s quote, Alnylam shall continue to obtain its supply of such finished dosage form from Tekmira in accordance with this Article 5.

Moreover, Alnylam may obtain supply of the bulk finished dosage form of any Alnylam Royalty Product from a Third Party in such amounts as may be required in order to qualify and maintain such Third Party as a “backup” supplier as part of Alnylam’s prudent supply chain management policies; provided, however, that so long as Tekmira is able to comply with the requirements set forth in this Section 5.1(a), Tekmira shall continue to be Alnylam’s primary supplier. For purposes of determining whether Tekmira is able to comply with the requirements of this Section 5.1(a), the capabilities of Tekmira and its wholly-owned subsidiary Protiva, acting either together or separately, shall be taken into account, and Protiva acting separately will not be considered unable to comply with such requirements solely due to any refusal of Alnylam to approve subcontracting to Protiva pursuant to Section 5.3(b), whether or not such refusal is reasonable.

(b) Alternate Supplier. Tekmira shall, upon Alnylam’s written request provided to Tekmira at any time after (i) the Effective Date, identify and reasonably verify the suitability of a Third Party as a “backup” supplier of Alnylam Royalty Products as soon as reasonably possible and/or (ii) [**], establish and qualify a Third Party as a “backup” supplier of Alnylam Royalty Products as soon a reasonably possible, but in no event more than twelve (12) months after receipt of such request; provided, however, that the JRC may agree to extend such time periods. Alnylam shall have the right to propose such “backup” supplier(s) and Tekmira shall have the right to consent to such “backup” supplier(s), which consent shall not be unreasonably withheld or delayed. Within thirty (30) days after the Effective Date Tekmira will deliver to the JRC, for review and approval, an update to the Manufacturing Plan containing a project overview for establishing and qualifying a “backup” supplier. This project overview will include contract manufacturing organization targets, timelines, equipment requirements, and both FTE and out-of-pocket expense estimates. The qualification of a “backup” supplier is not intended in any way to alter Tekmira’s rights to Manufacture Alnylam Royalty Products under this Agreement. All internal FTE costs and extraordinary out-of-pocket expenses actually incurred by Tekmira in, and reasonably required, to qualify a “backup” supplier as set forth in this Section 5.1(b) shall be reimbursed by Alnylam (in the case of FTE costs, at the applicable FTE Rate and not to exceed the project overview estimate without the prior approval of the JRC). Tekmira acknowledges and agrees that the FTE Rate reflects Tekmira’s fully-loaded costs and expenses in performing its obligations under the project overview portion of the Manufacturing Plan, and that Tekmira is solely responsible for its costs and expenses in performing its obligations thereunder. However, Alnylam agrees to reimburse Tekmira for any extraordinary out-of pocket costs and expenses incurred by Tekmira in performing its obligations under this Section 5.1(b) to the extent that such out-of pocket costs and expenses are approved by the JRC in advance in writing and are reasonable, documented costs and expenses actually and directly incurred by Tekmira.

5.2 Manufacturing Funding. Alnylam shall pay Tekmira for the supply of bulk finished dosage form of Alnylam Royalty Products in accordance with Section 7.5.2.

Confidential	27

* Confidential Treatment Requested.

5.3 Supply Agreement; Subcontracting Restriction; Phase III and Commercial Supply.

(a) The Parties have entered into the Supply Agreement effective the Original Effective Date. The Parties hereby amend the terms of the Supply Agreement by: (i) replacing each reference to “Initial Collaboration Term” in Section 8.1(b) of the Supply Agreement with “Collaboration Term” and (ii) replacing the reference to “Section 5.1(a) or (b)” in Section 14.2 of the Supply Agreement with “Section 5.1(a)(i) or (ii)”.

(b) Notwithstanding anything in this Agreement or in the Supply Agreement to the contrary, prior to December 31, 2008, Tekmira may not, under any circumstances, subcontract any aspect of its obligations under the Manufacturing Plan, the Manufacturing Activities or the Supply Agreement to Protiva without Alnylam’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(c) The Parties agree to discuss in good faith from time to time Tekmira’s Manufacture and supply of Alnylam’s requirements of the bulk finished dosage form of Alnylam Royalty Products for Phase III Studies and commercial sale, however, nothing in this Agreement or the Supply Agreement shall be deemed to be a binding obligation of either Party to enter into such a transaction.

5.4 Technology Transfer. If Alnylam elects to Manufacture the finished dosage form of an Alnylam Royalty Product, or to have such finished dosage form Manufactured by a Third Party, in each case as permitted under this Agreement, including without limitation Sections 5.1 above and Sections 11.2.2, 11.4 and 11.6, then Tekmira will provide to Alnylam or its designee, all Manufacturing information, including, without limitation, documentation, technical assistance, and any materials or equipment owned by Alnylam, and cooperation by appropriate employees of Tekmira as Alnylam or its designee may reasonably require in order to Manufacture such finished dosage form. Alnylam will compensate Tekmira for such assistance at the FTE Rate, except in the case of a material breach by Tekmira of this Agreement, the Supply Agreement or a Quality Agreement by Tekmira in which event Tekmira shall provide such assistance free of charge for an appropriate and reasonable period of time.

6.	LICENSES

6.1 License Grants.

6.1.1 Alnylam Royalty Products.

(a) Exclusive Alnylam Royalty Product License. Subject to the terms and conditions of this Agreement, Tekmira hereby grants to Alnylam an exclusive, royalty-bearing license under and to use the Exclusively Licensed Tekmira IP to Research, Develop, Manufacture and Commercialize Alnylam Royalty Products in the Alnylam Field and in and for the Territory. Such license includes the right to grant sublicenses as provided in Section 6.2 below.

Confidential	28

(b) Non-Exclusive Alnylam Royalty Product Licenses.

(i) Class 1 Non-Exclusively Licensed Tekmira IP. Tekmira grants to Alnylam a non-exclusive, royalty-bearing license under and to use Class 1 Non-Exclusively Licensed Tekmira IP to Research, Develop, Manufacture and Commercialize Alnylam Royalty Products in the Alnylam Field and in and for the Territory (“Alnylam Class 1 Royalty Products”). Such license includes the right to grant sublicenses as provided in Section 6.2 below.

(ii) Class 2 Non-Exclusively Licensed Tekmira IP. Tekmira grants to Alnylam a non-exclusive, royalty-bearing license under and to use Class 2 Non-Exclusively Licensed Tekmira IP to Research, Develop, Manufacture and Commercialize Alnylam Royalty Products for any Alnylam Target in the Alnylam Field and in and for the Territory (“Alnylam Class 2 Royalty Products”). Such license includes the right to grant sublicenses as provided in Section 6.2 below.

(c) Collaboration and Manufacturing Activity License. Subject to the terms and conditions of this Agreement, Alnylam hereby grants Tekmira a non-exclusive, royalty-free license under (i) Alnylam RNAi Technology and Alnylam Collaboration IP and (ii) Alnylam’s rights in Tekmira Technology, and Tekmira Collaboration IP, in each case as permitted and solely for the purposes of performing (x) Tekmira’s obligations under the Collaboration with respect to Alnylam Royalty Products in accordance with the Research Plan as set forth in Article 3, and (y) the Manufacturing Activities. Such license does not include the right to grant sublicenses except to subcontractors of Tekmira permitted under Sections 3.5 or 5.3(b) or the Supply Agreement.

6.1.2 Tekmira Royalty Products.

(a) Tekmira Development Product License. Subject to the terms and conditions of this Agreement, Alnylam hereby grants Tekmira (i) an exclusive, royalty-bearing license under the Alnylam Core Patent Rights, the Alnylam Lipidoid Patent Rights, Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP, and (ii) an exclusive, royalty-free license under Alnylam’s rights in Tekmira Technology and Tekmira Collaboration IP, in each case to Research, Develop, Manufacture and Commercialize Tekmira Development Products in the Alnylam Field in and for the Territory. Such license includes the right to grant sublicenses as provided in Section 6.2 below.

(b) Alnylam Data License. Alnylam grants to Tekmira a perpetual, non-exclusive, royalty-free, worldwide license to use and exploit the Alnylam Data; provided, however, that: (i) Tekmira will, pursuant to Article 8, protect from disclosure any of such Alnylam Data that constitutes Alnylam’s Confidential Information and (ii) to the extent any Alnylam Data that constitutes Alnylam’s Confidential Information relates to a Particular Moiety (other than a Particular Moiety directed at a Tekmira Development Target), Tekmira will not use or exploit such Alnylam Data, or transfer or sublicense such ALNYLAM Data to any Third Party, for the purposes of Research, Development, or Commercialization of products directed at the Target of such Particular Moiety, except to subcontractors of Tekmira permitted under Section 3.5 or 5.3(b) or the Supply Agreement.

(c) IOC Product License. Subject to the terms and conditions of this Agreement, Alnylam hereby grants Tekmira an exclusive, royalty-bearing license under Alnylam’s interest in the Alnylam IOC Technology, Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP to Research, Develop, Manufacture and Commercialize IOC Products in the Tekmira IOC Field in and for the United States. Such license includes the right to grant sublicenses as provided in Section 6.2 below.

Confidential	29

(d) Collaboration License. Subject to the terms and conditions of this Agreement, Tekmira hereby grants Alnylam a non-exclusive, royalty-free license under (i) Tekmira Technology and Tekmira Collaboration IP, and (ii) Tekmira IOC Technology that is Controlled by Tekmira on the Original Effective Date and during the Collaboration Term, as permitted and solely for the purposes of performing Alnylam’s obligations under the Collaboration with respect to Tekmira Royalty Products in accordance with the Research Plan as set forth in Article 3. Such license does not include the right to grant sublicenses except to subcontractors of Alnylam permitted under Section 3.5.

6.1.3 Royalty Term. Upon expiration of all royalty obligations hereunder all licenses of the Parties under this Article 6 then in effect shall become fully paid-up, perpetual, non-exclusive licenses.

6.2 Sublicenses.

6.2.1 Affiliates. Each Party shall be entitled to grant sublicenses of its rights under this Agreement (and licenses of its rights under and to Joint Collaboration IP) to its Affiliates for so long as such entities remain Affiliates and upon written confirmation by such Affiliates that they agree to be bound by the terms and conditions of this Agreement; provided, however, that (a) Tekmira may not sublicense its rights under this Agreement to perform the Collaboration or to perform Manufacturing Activities to a Tekmira Affiliate of which [**] or more of the outstanding voting securities are owned, controlled or held by a Significant Pharmaceutical Company or by any investment entity affiliated with any such Significant Pharmaceutical Company and (b) any such sublicense shall be subject in all respects to the terms of Section 3.7. If a Party grants a sublicense to its Affiliate: (i) the granting Party unconditionally guarantees the performance of such Affiliate as if such Affiliate were a signatory to this Agreement to the extent the performance or lack of performance is a breach of this Agreement, and (ii) the obligations and liabilities of such Affiliate shall be joint and several and the non-granting Party shall not be obliged to seek recourse against such Affiliate before enforcing its rights against the granting Party. For greater certainty, it is hereby confirmed that any default or breach by such Affiliate of any term of this Agreement will also constitute a default by the granting Party under this Agreement, and the non-granting Party shall be entitled to exercise its rights hereunder, in addition to any other rights and remedies to which the non-granting Party may be entitled.

6.2.2 Alnylam Royalty Products. Alnylam shall be entitled to grant sublicenses of its rights under this Agreement (and licenses under and to its rights in any Joint Collaboration IP) to Third Parties to Research, Develop, Manufacture and Commercialize Alnylam Royalty Products; provided, that:

(a) with respect to any license or sublicense of Alnylam’s rights under Section 6.1.1(b)(i), such license or sublicense may only be granted to one or more Third Parties in a Bona Fide Collaboration with Alnylam, but solely within the scope of and for the purposes of such Bona Fide Collaboration, or with respect to the Research, Development, Manufacture and/or Commercialization of Alnylam Class 1 Royalty Products that meet one or more of the following: (i) such Alnylam Class 1 Royalty Product was initially Developed at least to the point of preclinical proof-of-principle by Alnylam in an Active Internal Development Program; (ii) such Alnylam Class 1 Royalty Product is an Alnylam Partnered Product; or (iii) such Alnylam Class 1 Royalty Product is a Research Program Product;

Confidential	30

* Confidential Treatment Requested.

(b) with respect to any license or sublicense of Alnylam’s rights under Section 6.1.1(b)(ii), such right to license or sublicense will apply only with respect to the Research, Development, Manufacturing, and/or Commercialization of Alnylam Class 2 Royalty Products that meet one or more of the following:

(x) such Alnylam Class 2 Royalty Product is a Research Program Product; or

(y) such Alnylam Class 2 Royalty Product incorporates the same Formulation as the Lead Formulation of a Research Program Product, whether or not it is directed at the same Target as such Research Program Product, and also meets one or more of the following: (1) such Alnylam Class 2 Royalty Product was initially Developed at least to the point of preclinical proof-of-principle by Alnylam in an Active Internal Development Program; or (2) such Alnylam Class 2 Royalty Product is an Alnylam Partnered Product;

(c) Alnylam may sublicense any and all of its rights under Section 6.1.1(b) to Roche and to Hoffmann-La Roche Inc. (“Roche-Nutley”, and together with Roche, the “Roche Sublicensees”) pursuant to an agreement substantially in the form set forth in Schedule 6.2.2.

(d) (i) with respect to any sublicense of Alnylam’s rights under Sections 6.1.1(a) and/or (b) in respect of any Alnylam Royalty Product for which Tekmira has not initiated Manufacturing of batches of finished dosage form for GLP toxicology studies, Alnylam shall use Commercially Reasonable Efforts to facilitate a business discussion between Tekmira and Alnylam’s Sublicensee (other than Tekmira or its Affiliates) with respect to the provision of manufacturing services by Tekmira to such Sublicensee, (ii) with respect to any sublicense of Alnylam’s rights under Sections 6.1.1(a) and/or (b) in respect of any Alnylam Royalty Product for which Tekmira has initiated Manufacturing of batches of finished dosage form for GLP toxicology studies, Alnylam’s Sublicensee (other than Tekmira or its Affiliates) shall be required to obtain its requirements of the bulk finished dosage form of such Alnylam Royalty Product from Tekmira on the terms set forth in Article 5, however, Tekmira agrees to negotiate in good faith with Alnylam and/or Alnylam’s Sublicensee either an alternate or modified supply arrangement or the release of such Sublicensee from such exclusive supply obligation in return for reasonable compensation to Tekmira, and (iii) prior to entering into an InterfeRx License Transaction with a Third Party that includes a license and/or sublicense to Alnylam’s rights under Sections 6.1.1(a) and/or (b), Alnylam and Tekmira shall discuss in good faith and agree in writing, on a sublicense-by-sublicense basis, as the case may be, on the portion of any license fees, milestones and/or royalties that would be payable to Tekmira in respect of such sublicense.

(e) In no event shall the provisions of this Section 6.2.2 be construed as requiring Alnylam to enter into any sublicensing transactions with respect to the Tekmira Technology.

(f) For clarity, in no event will the sublicensing restrictions described in Sections 6.2.2(a), (b) or (c) apply to licenses and sublicenses of Alnylam’s rights under Section 6.1.1(a). Alnylam may also sublicense any and all of its rights under Section 6.1.1(a) to Protiva under the terms of the Protiva License Agreement. Tekmira acknowledges and agrees that in the case of a sublicense to Protiva, Protiva shall be fully responsible for payment and performance of all obligations under this Agreement pertaining to such sublicense and Tekmira hereby releases Alnylam from any and all obligations and liabilities under this Agreement with respect to such sublicense.

6.2.3 Tekmira Royalty Products. Tekmira shall be entitled to grant sublicenses of its rights under this Agreement (and licenses under and to its rights in any Joint Collaboration IP) to Third Parties to Research, Develop, Manufacture and Commercialize Tekmira Royalty Products to any Third

Confidential	31

Party upon prior written notice to Alnylam; provided, however, that (i) in no event may Tekmira or its Affiliates grant a sublicense under any of the Exclusively Licensed Tekmira IP to the [**] (the “[**]”) and (ii) in all events, any such sublicense shall be subject to the terms of Section 3.7.

6.2.4 Sublicense Terms. Each license and/or sublicense granted by a Party pursuant to Section 6.2.2 or 6.2.3 shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement, including, without limitation, the requirements of Section 6.4 below. Agreements with any Commercializing Sublicensee shall contain the following provisions: (a) a requirement that such Sublicensee submit applicable sales or other reports consistent with those required hereunder; (b) an audit requirement similar to the requirement set forth in Section 7.6; and (c) a requirement that such Sublicensee comply with the confidentiality and non-use provisions of Article 8 with respect to both Parties’ Confidential Information. Each Party shall at all times be responsible for the performance of its Sublicensees under this Agreement. In the event a granting Party becomes aware of a material breach of any sublicense by a Third Party Sublicensee, the granting Party shall promptly notify the other Party of the particulars of same and take all Commercially Reasonable Efforts to enforce the terms of such sublicense.

6.2.5 Notice. Unless otherwise provided in this Agreement, a Party granting a license and/or sublicense as contemplated in Section 6.2.4 will notify the other Party within ten (10) Business Days after execution of such sublicense and provide a copy of the fully executed license and/or sublicense agreement, as the case may be, to the other Party within the same time frame (with such reasonable redactions as the disclosing Party may make, provided that such redactions do not include provisions necessary to demonstrate compliance with the requirements of this Agreement), which shall be treated as Confidential Information of the disclosing Party; and provided further that Alnylam may disclose such agreement(s) to Third Parties under confidence if and to the extent required in order to comply with Alnylam’s contractual obligations under both this Agreement and Third Party agreements.

6.2.6 Survival. Any sublicense contemplated in Section 6.2.4 granted by a Party shall survive termination of the licenses or other rights granted to the sublicensing Party under this Agreement in accordance with this Article 6, and be assumed by the other Party as long as (a) the Sublicensee is not then in breach of its license and/or sublicense agreement, (b) the Sublicensee agrees in writing to be bound to the other Party as a licensor under the terms and conditions of the license and/or sublicense agreement, and (c) the Sublicensee agrees in writing that in no event shall the other Party assume any obligations or liabilities, or be under any obligation or requirement of performance, under any such license and/or sublicense extending beyond such other Party’s obligations and liabilities under this Agreement.

6.3 Joint Collaboration IP. Subject to the rights granted each Party under this Agreement, each Party shall have the right to use, sell, keep, license or assign its interest in Joint Collaboration IP and otherwise undertake all activities a sole owner might undertake with respect to such Joint Collaboration IP without the consent of and without accounting to the other Party.

6.4 In-Licenses. (a) (i) All licenses and other rights granted to Tekmira under this Article 6 are subject to the rights granted to Alnylam under the Existing Alnylam In-Licenses and are also subject to and limited to the extent of, the rights Alnylam has granted and is required to grant to Third Parties pursuant to the Pre-Existing Alnylam Alliance Agreements. All licenses and other rights granted to Alnylam with respect to the Tekmira Technology under this Article 6 are subject to the rights granted to Tekmira, and to Tekmira’s ability to grant rights to Alnylam under the Tekmira In-Licenses.

Confidential	32

* Confidential Treatment Requested.

(ii) Concurrently with the Original Effective Date the Parties and UBC entered into the UBC Sublicense Documents each containing provisions governing or relating to the sublicense to Alnylam of rights to Tekmira Technology and Tekmira Collaboration IP in the Alnylam Field that are Controlled by Tekmira by virtue of its licenses from UBC under the Tekmira-UBC License Agreement. Alnylam hereby agrees, effective as of the end of the Restriction Period, that its rights and licenses under the UBC Sublicense Documents, to the extent applicable to any Technology (as defined in the Tekmira-UBC License Agreement) first discovered or reduced to practice following the end of the Restriction Period or otherwise first included in the licenses to Tekmira under the Tekmira-UBC License Agreement following the end of the Restriction Period (including without limitation any Tekmira Collaboration IP discovered or reduced to practice following the end of the Restriction Period that is to be assigned to UBC under the UBC Sublicense Documents), shall be non-exclusive, notwithstanding anything to the contrary in the UBC Sublicense Documents or otherwise. If and to the extent that the foregoing requires any notice to or consent from UBC, Alnylam agrees to assist Tekmira as reasonably requested, at any time and from time to time following the Effective Date, to provide such notice or facilitate such consent (it being understood and agreed that Alnylam is not obligated to provide UBC, directly or indirectly, with any additional compensation in order to secure any such consent).

(iii) Following the Original Effective Date, each and every Tekmira In-License entered into by Tekmira shall contain terms substantially similar to the provisions set forth in Schedule 6.4(a) (such provisions, the “Tekmira In-License Provisions”). For clarity, if Tekmira possesses a reasonable belief at the time Tekmira enters into an agreement with a Third Party for the in-license of Intellectual Property Rights, that such Intellectual Property Rights do not and will not relate to the Alnylam Field, then Tekmira shall not be required to include the Tekmira In-License Provisions in such Third Party in-license agreement; provided, however, that if after execution of such an in-license agreement it is discovered or determined that some or all of such in-licensed Intellectual Property Rights does relate to the Alnylam Field, then Tekmira shall use Commercially Reasonable Efforts to amend such Third Party in-license agreement to incorporate provisions substantially similar to the Tekmira In-License Provisions.

(b) Each Party shall comply with all applicable terms and conditions of the In-Licenses, the Tekmira-UBC License Agreement and the UBC Sublicense Documents to which it is a party, and shall take such actions as may be required to allow the other Party to comply with its obligations thereunder, including but not limited to, obligations relating to patent matters, confidentiality, reporting, indemnification and diligence. Without limiting the foregoing, Tekmira agrees to comply with the requirements set forth in the MIT License Agreement, including but not limited to, the requirements listed on Schedule 6.4(b).

(c) Alnylam shall be solely responsible for obtaining licenses of Necessary Third Party IP for the Research, Development, Manufacturing or Commercialization of Alnylam Royalty Products. Tekmira shall be solely responsible for obtaining licenses of Necessary Third Party IP for the Research, Development, Manufacturing or Commercialization of Tekmira Royalty Products. Such licenses shall not grant rights to any Third Party that conflict with the terms and conditions of this Agreement.

Confidential	33

6.5 Options to Obtain Additional Patent Rights.

6.5.1 [**].

6.5.2 [**].

6.6 No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest, license or other right in any Intellectual Property Rights of the other Party, including rights owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement.

6.7 Diligence and Annual Reports. (a) Alnylam shall use Commercially Reasonable Efforts to Research, Develop and Commercialize an Alnylam Royalty Product in the Territory. Tekmira shall use Commercially Reasonable Efforts to Research, Develop and Commercialize a Tekmira Royalty Product in the Territory.

(b) Each Party agrees that it shall deliver to the other Party an annual report, due no later than December 31 of each Contract Year of the Agreement Term, which summarizes the major activities undertaken by the reporting Party during the preceding twelve (12) months to Research, Develop and Commercialize its Royalty Products in the Territory in the applicable field. The report will include an outline of the status of any such Royalty Products in clinical trials and the existence of any sublicenses with respect to such Royalty Products which have not been previously disclosed.

6.8 Compliance. Each Party shall conduct its obligations under this Agreement in accordance with all applicable laws, rules and regulations, including without limitation current governmental regulations concerning good laboratory practices, good clinical practices, cGMP and the requirements of the United States Federal government in connection with activities funded by it, as applicable.

6.9 Alnylam Rights Relating to Tekmira IOC Technology and IOC Products.

(a) IOC Technology. Until the expiration of the last Valid Claim of the Alnylam IOC Patent Rights, Alnylam may, upon written notice to Tekmira (an “FTO Notice”), elect to take from Tekmira, and Tekmira will grant to Alnylam, a worldwide, royalty-bearing, non-exclusive license (with no rights to sublicense) to the Tekmira IOC Technology to Research, Develop and Commercialize IOC Products (a “Platform License”). For clarity, such Platform License will not grant Alnylam any rights to Tekmira IOC Technology Covering only a specific Tekmira IOC Product or particular uses of such IOC Product, and is intended to provide Alnylam with “freedom to operate” under the Tekmira IOC Technology to Research, Develop and/or Commercialize IOC Products Controlled by Alnylam. Upon Tekmira’s receipt of such FTO Notice from Alnylam, the Parties shall promptly commence good faith negotiations for a period of up [**] in an effort to reach a mutually acceptable definitive agreement for such Platform License that is consistent with the terms of this Section 6.9(a) and contains other customary and reasonable terms mutually agreeable to the Parties.

(i) Whether or not Alnylam has previously provided an FTO Notice, Tekmira will provide Alnylam with at least thirty (30) days’ prior written notice before entering into any

Confidential	34

* Confidential Treatment Requested.

agreement with a Third Party with respect to a Platform License. Such notice will include a description of the financial terms of such proposed Platform License sufficient to permit Alnylam to understand and evaluate such terms.

(ii) If Tekmira offers a Platform License to a Third Party or a Third Party offers to obtain a Platform License at any time during the first five (5) years after Alnylam has provided an FTO Notice, and the terms of such Platform License offer, taken as a whole, are the same as, or more favorable to such Third Party than (x) the terms of the Parties’ definitive agreement for a Platform License, or (y) if the Parties have not yet entered into a definitive agreement for a Platform License, the last proposal for a Platform License made in the course of the Parties’ negotiations pursuant to this Section 6.9(a) (in either case of (x) or (y), “More Favorable Terms”), then upon written notice from Alnylam, either (A) the Parties will amend the Parties’ definitive agreement for a Platform License to match or improve upon the More Favorable Terms; or (B) the Parties will promptly conclude a definitive agreement for a Platform License on substantially similar terms as the More Favorable Terms.

(b) IOC Products. Prior to the expiration of the last Valid Claim of the Alnylam IOC Patent Rights, Tekmira shall notify Alnylam in writing (a “Product Notice”) prior to entering into bona fide negotiations with a Third Party for the rights to Research, Develop and/or Commercialize any IOC Product Controlled by Tekmira (an “Tekmira IOC Product”). Such Product Notice shall include material information relating to such Tekmira IOC Product that Alnylam may reasonably require in order for Alnylam to evaluate and determine its interest in such Tekmira IOC Product.

(i) If Tekmira issues the Product Notice prior to the acceptance of a bona fide IND filing by a Regulatory Authority in the United States or one of the Major Markets for the applicable Tekmira IOC Product, then Alnylam shall have forty-five (45) days after receipt of such Product Notice (the “Opportunity Response Period”) to notify Tekmira in writing of its interest in such Tekmira IOC Product. If Alnylam notifies Tekmira in writing within the Opportunity Response Period that it is interested in such Tekmira IOC Product, then the Parties shall promptly commence good faith negotiations (in Tekmira’s case on an exclusive basis) for a period of up to ninety (90) days after Alnylam receives the Product Notice in an effort to conclude a mutually acceptable definitive agreement for the exclusive rights to Research, Develop and Commercialize such Tekmira IOC Product (“Product License”). The royalties payable to Tekmira in respect of such Tekmira IOC Product contained in such definitive agreement will be equal to the royalties and milestones payable with respect to an IOC Product under this Agreement; provided, however that Tekmira shall not be required to reimburse Alnylam for any royalties or milestones payable by Alnylam in respect of such Tekmira IOC Product under any Third Party agreements pursuant to which Alnylam Controls the Alnylam IOC Technology licensed to Tekmira under this Agreement that Cover such Tekmira IOC Product, and the agreement will otherwise contain reasonable and customary terms that are consistent with the terms of this Section 6.9(b); provided, however, that the Parties shall enter into good faith negotiations to agree upon ancillary financial provisions to compensate Tekmira for its prior reasonable Research and Development expenditures solely in connection with such Tekmira IOC Product, which expenditures shall be based on the properly allocated costs and expenses directly incurred by Tekmira for the Research, Development and/or Manufacture of such Tekmira IOC Product through and including the Opportunity Response Period, which costs shall include all reasonable and properly allocated internal costs

Confidential	35

(determined in accordance with the then-current Tekmira FTE Rate) for the FTEs directly performing Research, Development and Manufacturing activities with respect to such Tekmira IOC Product during such period and the reasonable, direct out-of-pocket expenses actually paid by Tekmira in its performance of the Research, Development and/or Manufacture of such Tekmira IOC Product. If Tekmira issues the Product Notice after the acceptance of a bona fide IND filing by a Regulatory Authority in the United States or one of the Major Markets for the applicable Tekmira IOC Product, then Alnylam shall have ninety (90) days after receipt of such Product Notice (the “Post-IND Opportunity Response Period”) to notify Tekmira in writing of its interest in such Tekmira IOC Product. If Alnylam notifies Tekmira in writing within the Post-IND Opportunity Response Period that it is interested in such Tekmira IOC Product, then the Parties will use Commercially Reasonable Efforts to negotiate and execute a definitive agreement for the Product reasonable and customary terms mutually agreeable to the Parties, including appropriate financial consideration after taking into account the maturity of Tekmira’s Research, Development and Commercialization activities through and including the Opportunity Response Period. If (x) Alnylam notifies Tekmira that it is not interested in obtaining a Product License with respect to such Tekmira IOC Product, (y) Alnylam does not notify Tekmira in writing within the Opportunity Response Period that it is interested in such Tekmira IOC Product, or (z) despite each Party’s good faith efforts, Alnylam and Tekmira are not able to reach agreement on and execute a definitive agreement for a Product License within such one hundred and twenty (120) day period, then Tekmira may enter into negotiations with any Third Party for such Tekmira IOC Product.

(ii) If (x) at any time prior to the expiration of the last Valid Claim of the Alnylam IOC Patent Rights Tekmira offers to a Third Party or a Third Party offers to obtain rights to Research, Develop and/or Commercialize a Tekmira IOC Product that has been the subject of a Product Notice and with respect to which Alnylam does not have a Product License, and (y) the terms of such Third Party Product License offer, taken as a whole, are the same as, or more favorable to the Third Party than the last Product License offer with respect to such Tekmira IOC Product made by a Party to the other in the course of the Parties’ negotiations pursuant to this Section 6.9(b), then prior to executing any agreement with such Third Party (A) Tekmira will provide to Alnylam a description of the terms of such Third Party Product License offer sufficient to permit Alnylam to evaluate such offer terms, and (B) Alnylam will have thirty (30) days to evaluate such offer and determine if Alnylam wishes to enter into a Product License agreement with Tekmira for such Tekmira IOC Product on terms that are substantially similar to those offered to or by such Third Party. If Alnylam elects to enter into an agreement with Tekmira in accordance with the immediately preceding sentence, then the Parties will promptly conclude an agreement on substantially similar terms to the Third Party Product License offer. If Alnylam does not notify Tekmira in writing within such thirty (30) day period that it is interested in concluding a Product License agreement for such Tekmira IOC Product, then Tekmira may conclude an agreement with a Third Party for such Tekmira IOC Product on terms that are, taken as a whole, not more favorable to such Third Party than the terms presented to Alnylam pursuant to this Section 6.9(b).

7.	PAYMENTS; ROYALTIES AND REPORTS

7.1 Upfront Consideration. As partial consideration for the license and grant of rights under this Agreement, Alnylam previously paid to Tekmira Eight Million Dollars ($8,000,000) by issuing to Tekmira 361,990 shares of Alnylam’s common stock, par value $0.01 per share (the “Shares”).

Confidential	36

7.2 Milestone Fees Payable by Alnylam.

(a) As partial consideration for the grant by Tekmira to Alnylam of the licenses and other rights hereunder, Alnylam shall make the milestone payments to Tekmira set forth below no later than thirty (30) calendar days after the earliest date on which the corresponding milestone event has been achieved with respect to each Alnylam Royalty Product (other than an Alnylam Royalty Product directed to a Biodefense Target) to achieve such milestone event:

Milestone Event	Payment

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

In the event one or more milestone events set out above are skipped for any reason, the payment for such skipped milestone event(s) will be due at the same time as the payment for the next achieved milestone event.

(b) If, however, an Alnylam Royalty Product is directed to a Biodefense Target, in lieu of the milestone payments set forth in Section 7.2(a), the following milestone payments shall be payable no later than thirty (30) calendar days after the later of (i) the earliest date on which the corresponding milestone event has been achieved with respect to such Alnylam Royalty Product, and (ii) receipt by Alnylam of all funding from a Funding Authority that Alnylam is eligible to receive for the achievement of such milestone event with respect to such Alnylam Royalty Product:

Milestone Event	Payment

[**]	[**]

[**]	[**]

[**]	[**]

Confidential	37

* Confidential Treatment Requested.

In the event one or more milestone events set out above are skipped for any reason, the payment for such skipped milestone event(s) will be due at the same time as the payment for the next achieved milestone event.

(c) Notwithstanding that an Alnylam Royalty Product is directed to a Biodefense Target, if Alnylam or its Related Parties Commercialize or sell such Alnylam Royalty Product other than to a Funding Authority, the milestone payment amounts set forth in Section 7.2(a) shall then apply in lieu of the amounts set forth in Section 7.2(b).

(d) The milestone payments described above shall be payable only once in relation to each Alnylam Royalty Product that achieves Approval in a Major Market (or, in the case of an Alnylam Royalty Product directed to a Biodefense Target, an Alnylam Royalty Product that achieves the First Commercial Sale in a Major Market) (each, a “Successful Product”). Therefore, unless and until there is a Successful Product directed to a particular Alnylam Target, any of the milestone payments made by ALNYLAM under this Section in connection with an Alnylam Royalty Product directed to such Target shall be fully creditable against the repeated achievement of such milestone event by any other Alnylam Royalty Product directed to such Target. However, in the event that there is a Successful Product with respect to an Alnylam Target and Alnylam subsequently begins to Develop or continues to Develop another Alnylam Royalty Product directed to such Target (a “Follow-On Product”), then, if and when any of the milestone events set out above is thereafter achieved for such Follow-On Product, in addition to the milestone payment for such milestone event, there will also be due and payable all of the milestone payment(s) for any such milestones that were achieved for such Follow-On Product prior to the achievement of Approval or First Commercial Sale (as the case may be) in a Major Market of a Successful Product with respect to such Target).

(e) With respect to any Alnylam Development Product that is a Licensed Product (as such terms are defined in the Protiva License Agreement) that also meets the definition of an Alnylam Royalty Product under this Agreement, Alnylam shall not be required to pay milestone fees under both such agreements, but, rather, shall pay only the larger of such milestone fees under such agreements, respectively. Milestone payments shall be made by Alnylam in cash by wire transfer to a bank account of Tekmira pursuant to wire instructions provided by Tekmira to Alnylam in writing in advance.

7.3 Royalties.

7.3.1 Royalties Payable on Net Sales by Alnylam. As partial consideration for the grant by Tekmira to Alnylam of the licenses and other rights hereunder, subject to the terms and conditions of this Agreement, Alnylam shall pay to Tekmira royalties on Net Sales of Alnylam Royalty Products in the Territory by Alnylam and its Related Parties as follows:

(a)	Where the Net Sales are those of, and are invoiced by, any one of the following:

(i)	Alnylam or its Affiliate;

(ii)	a Roche Sublicensee under a sublicense granted in accordance with Section 6.2.2(c);

Confidential	38

(iii)	Regulus Therapeutics LLC, under a sublicense granted by Alnylam in compliance with Section 6.2.1; or

(iv)	another Sublicensee under a sublicense granted by Alnylam in connection with, and solely for the purpose of, a Bona Fide Collaboration of Alnylam, and solely for the purposes of such Bona Fide Collaboration, the applicable running royalty rates shall be as set out in the table below (all references are to U.S. dollars, and the Net Sales figures are the aggregated sums with respect to Alnylam and all of its Affiliates and Sublicensees):

Aggregate Calendar Year Net Sales of the Alnylam Royalty Product in the Territory	Royalty (as a percentage of Net Sales)

On the first [**]	[**]

On the subsequent [**]	[**]

Greater than [**]	[**]

(b)	In all other cases, the applicable running royalty rates shall be as set out in the table below:

Aggregate Calendar Year Net Sales of the Alnylam Royalty Product in the Territory	Royalty (as a percentage of Net Sales)

On the first [**]	[**]

On the subsequent [**]	[**]

On the subsequent [**]	[**]

Greater than [**]	[**]

7.3.2 Royalties Payable on Net Sales by Tekmira.

(a) As partial consideration for the grant by Alnylam to Tekmira of the licenses and other rights hereunder, subject to the terms and conditions of this Agreement, Tekmira shall pay to Alnylam royalties on Net Sales of Tekmira Development Products that are Tekmira Royalty Products, in the Territory by Tekmira and its Related Parties as follows:

Aggregate Calendar Year Net Sales of the Tekmira Development Product in the Territory	Royalty (as a percentage of Net Sales)

On the first [**]	[**]

On the subsequent [**]	[**]

On the subsequent [**]	[**]

Greater than [**]	[**]

Confidential	39

* Confidential Treatment Requested.

(b) Subject to the terms and conditions of this Agreement, Tekmira shall pay to Alnylam royalties on Net Sales of IOC Products that are Tekmira Royalty Products, in the Territory by Tekmira and its Related Parties as follows:

Aggregate Calendar Year Net Sales of the IOC Product in the Territory	Royalty (as a percentage of Net Sales)

On the first [**]	[**]

On the subsequent [**]	[**]

Greater than [**]	[**]

7.3.3 Additional Royalty Provisions. Royalties on Royalty Products at the rate set forth above, shall be payable on a country-by-country and product-by-product basis commencing on the date of First Commercial Sale of such Royalty Product in a country and continuing until the later of the expiration of the last Valid Claim Covering the Manufacture or Commercialization of such Royalty Product in the country of sale, subject to the following conditions:

(a) only one royalty shall be due with respect to the same unit of Royalty Product. Moreover, with respect to any Alnylam Development Product that is a Licensed Product (as such terms are defined in the Protiva License Agreement) that also meets the definition of an Alnylam Royalty Product under this Agreement, Alnylam shall not be required to pay royalties under both such agreements, but, rather, shall pay only the larger of such royalties under such agreements, respectively;

(b) no royalties shall be due upon the sale or other transfer among a Party and its Related Parties, but in such cases the royalty shall be due and calculated upon such Party’s or its Related Party’s Net Sales to the first independent Third Party;

(c) no royalties shall accrue on the sale or other disposition of the Royalty Product by a Party or its Related Parties for use in a clinical study sponsored by such Party or under an IND prior to Regulatory Approval of such Royalty Product in the applicable jurisdiction; and

(d) no royalties shall accrue on the disposition of a Royalty Product in reasonable quantities by a Party or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions for a non-commercial purpose).

Moreover, the Parties acknowledge and agree that nothing in this Agreement (including without limitation any exhibits or attachments hereto) shall be construed as representing an estimate or projection of either (i) the number of Royalty Products that will or may be successfully Researched, Developed or Commercialized or (ii) anticipated sales or the actual value of any Royalty Product, and that the figures set forth in this Article 7 or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define a Party’s royalty payment obligations to each other in the event such sales performance is achieved.

Confidential	40

* Confidential Treatment Requested.

7.3.4 Reports; Payment of Royalty. During the Agreement Term, commencing upon the First Commercial Sale of a Royalty Product, the Royalty Payor shall furnish to the Royalty Recipient a quarterly written report showing the quantity of Royalty Products sold in each country (as measured in saleable units of product), the gross sales of such Royalty Product in each country, total deductions for such Royalty Product for each country included in the calculation of Net Sales, the Net Sales in each country of such Royalty Product subject to royalty payments sold by the Royalty Payor and its Related Parties during the reporting period and the royalties payable with respect to such Royalty Product under this Agreement. Quarterly reports shall be due no later than the twenty-fifth (25th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. The Royalty Payor shall keep complete and accurate records in sufficient detail to enable the royalties and other payments payable hereunder to be determined.

7.4 Necessary Third Party IP.

7.4.1 Third Party License Payments. Tekmira shall pay [**] of all royalties, license fees, milestones and similar payments (if any) payable to Tekmira’s Affiliates or to any Third Parties for the rights to Tekmira Technology licensed to Alnylam under this Agreement under any Tekmira In-License and shall pay [**] of all amounts owed to UBC under the Tekmira-UBC License Agreement in respect of the sublicense to Alnylam under the UBC Sublicense. Alnylam shall pay [**] of all royalties, license fees, milestones and similar payments (if any) payable to Alnylam’s Affiliates or to any Third Parties for the rights to Alnylam RNAi Technology, Alnylam IOC Technology and Alnylam Lipidoid Patent Rights licensed to Tekmira under this Agreement; [**].

7.4.2 Royalty Adjustment. If the Research, Development, Manufacture or Commercialization of a Royalty Product by a Royalty Payor in accordance with this Agreement infringes Necessary Third Party IP, the applicable royalties in each country in the Territory payable to the Royalty Recipient pursuant to Section 7.3 will be reduced by the amount of royalties paid with respect to Necessary Third Party IP; provided, however, that in no event shall the royalties due be reduced by [**] of the royalties otherwise due (and will not in any case be reduced below [**] of the amount of royalties that would otherwise be due).

7.4.3 Adjustments for Payments to UBC. In the event that Alnylam is required to make any payments to UBC in respect of the Tekmira Technology or Tekmira Collaboration IP licensed to Alnylam pursuant to the UBC Sublicense Agreement or pursuant to a direct license agreement between UBC and Alnylam as a result of the default by, or bankruptcy or insolvency of, Tekmira as more fully described in Section 3.4 and Article 17.0 of the Tekmira-UBC License Agreement, then Alnylam shall be entitled to offset any amounts payable by Alnylam to Tekmira under this Agreement (or under the Protiva License Agreement if payments are due instead to Protiva pursuant to Sections 7.2(e) or 7.3.3(a)) by the amount of Alnylam’s payments to UBC until such amounts have been credited in full.

7.4.4 Adjustment for More Favorable Terms. If after the Effective Date, Tekmira grants to a Third Party any license under the Tekmira Technology substantially similar in scope and

Confidential	41

* Confidential Treatment Requested.

substance to the license granted to Alnylam by Tekmira under this Agreement on terms calling for milestone fees and royalties that are, as a whole, more favorable (to the licensee in such other license) than the comparable terms contained in this Article VII with respect to milestones fees and royalties payable by Alnylam, then Tekmira shall so notify Alnylam, and at Alnylam’s option, such more favorable financial terms granted to such Third Party shall apply to Alnylam’s or its Affiliates’ or Sublicensees’ license for Alnylam Royalty Products, rather than the milestone fees and royalty terms under this Article VII.

7.5 Collaboration and Manufacturing Activity Funding.

7.5.1 Collaboration Funding. As consideration for the performance by Tekmira of its obligations under the Collaboration, Alnylam agrees to fund the FTEs provided by Tekmira as follows:

(a) During the Collaboration Term, the compensation to Tekmira for up to [**] FTEs in each Contract Year of the Collaboration Term to perform its obligations under the Collaboration as provided in the Research Plan shall not be less than an aggregate of [**] in each such Contract Year; and

(b) the use of any additional FTEs in each Contract Year of the Collaboration Term as approved by the JRC shall be funded at the FTE Rate pro-rated to the duration that such FTEs actually perform such activities under the Collaboration in accordance with the Research Plan, and as documented by Tekmira pursuant to Section 7.5.3 below.

Tekmira acknowledges and agrees that the FTE Rate reflects Tekmira’s fully-loaded costs and expenses in performing its obligations under the Collaboration and that Tekmira is solely responsible for its costs and expenses in performing its obligations under the Collaboration. However, Alnylam agrees to reimburse Tekmira for any extraordinary out-of pocket costs and expenses incurred by Tekmira in performing its obligations under the Collaboration in accordance with the Research Plan to the extent that such costs and expenses are approved by the JRC in advance in writing and are reasonable, documented costs and expenses actually and directly incurred by Tekmira. After the Collaboration Term, Alnylam’s funding obligation shall cease and (to the extent mutually agreed by the Parties) each Party shall be responsible for funding its own participation in the Collaboration and all expenses incurred by such Party in connection therewith.

7.5.2 Product Manufacturing Cost. As consideration for the performance by Tekmira of the Manufacturing Activities and the delivery of quantities of bulk finished dosage form of Alnylam Royalty Product Manufactured and supplied by Tekmira to Alnylam pursuant to Section 5.1(a), Alnylam agrees to purchase each such batch of bulk finished dosage form at a price comprised of:

(a) [**]; and

(b) [**].

Tekmira shall provide Alnylam upon request with an estimate of Tekmira’s per batch price for any Alnylam Royalty Product.

Confidential	42

* Confidential Treatment Requested.

7.5.3 Invoicing and Payment. Tekmira shall, within thirty (30) days following the end of each calendar month during the Collaboration Term, deliver to Alnylam a detailed invoice (a) stating the number of FTEs that performed activities under the Collaboration during such calendar month and the nature of such work, and (b) detailing any out-of-pocket expenses invoiced to Tekmira to be reimbursed by Alnylam pursuant to Section 5.1(b), 7.5.1 or 7.5.2, and accompanied by adequate documentation of such expenses. All undisputed payments shall be made by Alnylam within forty-five (45) days of its receipt of such an invoice.

7.6 Audits.

7.6.1 Access. Upon the written request of a Party and not more than once in each Calendar Year, the other Party and/or its Related Parties shall permit an independent certified public accounting firm of nationally recognized standing selected by the requesting Party and reasonably acceptable to the other Party, at the requesting Party’s expense except as set forth below, to have access during normal business hours to such of the records of the other Party as may be reasonably necessary to verify the accuracy of the royalty, FTE, expense and other financial reports required to be delivered under this Agreement for any Calendar Year ending not more than thirty-six (36) months prior to the date of such request, for the sole purpose of verifying the basis and accuracy of payments made under this Article 7.

7.6.2 Discrepancies; Default Interest. If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within twenty (20) Business Days of the date the requesting Party delivers to the other Party such accounting firm’s written report so concluding, or as otherwise agreed by the Parties in writing. Such written report shall be binding upon the Parties. The fees charged by such accounting firm shall be paid by the requesting Party, unless such discrepancy represents an underpayment by the other Party of more than the lesser of [**] or [**] of the total amounts due hereunder, in which case such fees shall be paid by the other Party. Unless an audit for such Calendar Year has been commenced upon the expiration of [**] following the end of such Calendar Year, the calculation of royalties and other payments payable with respect to such Calendar Year shall be binding and conclusive upon both Parties, and each Party and its Related Parties shall be released from any further liability or accountability with respect to royalties and other payments for such Calendar Year. All amounts due and owing to a Party hereunder by the other Party but not paid by the other Party on the due date thereof shall bear interest at the rate of one per cent (1%) per month.

7.6.3 Confidentiality. Each Party shall treat all financial information subject to review under this Section 7.6 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of Article 8 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

7.7 Payment Exchange Rate. All dollar amounts in this Agreement are United States dollar amounts. All payments to be made under this Agreement, including without limitation, any payments based on revenues generated by Related Parties in respect of Royalty Products, shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in Canada or the United States, as may be designated in writing by the receiving Party from time to time. In the case of sales outside the United States by any Party and its Related

Confidential	43

* Confidential Treatment Requested.

Parties, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due shall be made at the rate of exchange utilized by such Party in its worldwide accounting system, prevailing on the third to the last Business Day of the month preceding the month in which such sales are recorded.

7.8 Income Tax Withholding. (a) If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 7, the paying Party shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 7. The paying Party shall submit appropriate proof of payment of the withholding taxes to the receiving Party within a reasonable period of time. At the request of the receiving Party, the paying Party shall, at its cost, give the receiving Party such reasonable assistance, which shall include the provision of appropriate certificates of such deductions made together with other supporting documentation as may be required by the relevant tax authority, to evidence such payment and to enable the receiving Party to claim exemption from such withholding or other tax imposed or to obtain a repayment thereof or reduction thereof, and shall upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of tax.

(b) Tekmira represents and warrants that, as of the Effective Date, it is a resident of Canada for Canadian income tax purposes and for purposes of the Tax Convention. Alnylam represents and warrants that, as of the Effective Date, it is a resident of the United States of America for United States income tax purposes and for purposes of the Tax Convention. The paying Party confirms that, with regard to any payment under Article 7, it will withhold at the rate applicable under the Tax Convention if and to the extent that the Tax Convention governs the withholding from such payment required by applicable law. Tekmira and Alnylam agree to provide written notice to the other Party if its rights or obligations under the Agreement are assigned to a Person that is not a resident of the United States of America (in the case of Alnylam) for United States income tax purposes and for purposes of the Tax Convention, or a resident of Canada (in the case of Tekmira) for Canadian income tax purposes and for purposes of the Tax Convention.

8.	CONFIDENTIALITY AND PUBLICATION

8.1 Nondisclosure Obligation. (a) All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(i)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(ii)	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(iii)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(iv)	is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

Confidential	44

(b) Notwithstanding the obligations of confidentiality and non-use set forth above and in Section 8.2.2 below, a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement and the other Transaction Documents, in each case as may be reasonably required in order to perform its obligations and to exploit its rights under this Agreement and the other Transaction Documents, and specifically to (i) Related Parties, and their employees, directors, agents, consultants, advisors and/or other Third Parties for the performance of its obligations hereunder (or for such entities to determine their interest in performing such activities) in accordance with this Agreement in each case who are obligated to keep such Confidential Information confidential; (ii) governmental or other Regulatory Authorities in order to obtain patents or perform its obligations or exploit its rights under this Agreement; provided, that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so, (iii) the extent required by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq, (iv) any bona fide actual or prospective underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators or strategic partners and to consultants and advisors of such Party, in each case who are obligated to keep such Confidential Information confidential, (v) to Third Parties to the extent a Party is required to do so pursuant to the terms of an In-License or a Pre-Existing Alnylam Alliance Agreement, and (vi) UBC to the extent a Party is required to do so in order to comply with its obligations to UBC under the UBC Sublicense Documents or the Tekmira-UBC License Agreement, as the case may be.

If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 8.1 or Section 8.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 8.1 and Section 8.2, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party shall seek the maximum confidential treatment available under applicable law, provide the other Party with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, provide the other Party with an opportunity to comment on any such proposal and to suggest additional portions of this Agreement for confidential treatment, and take such Party’s reasonable comments into consideration before filing this Agreement.

8.2 Publication and Publicity.

8.2.1 Publication. Tekmira and Alnylam each acknowledge the other Party’s interest in publishing the results of the Collaboration. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 8.1 and 8.2.2(b), either Party, its Affiliates, or their respective employees or consultants wishing to make a publication or a disclosure to a Third Party relating to the Collaboration or any Royalty Product of the other Party shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least

Confidential	45

thirty (30) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of thirty (30) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article 10 below. Upon expiration of such thirty (30) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation. With respect to any proposed publications or disclosures by investigators or academic or non-profit collaborators, such materials shall be subject to review under this Section 8.2 to the extent that Tekmira or Alnylam, as the case may be, has the right and ability (after using reasonable efforts) to do so. For the avoidance of doubt, subject to its obligations under Section 8.1, each Party may make publications and disclosures to Third Parties relating to its own Royalty Products outside of the Collaboration without any obligation to permit the other Party to review or comment on such publication or disclosure.

8.2.2 Publicity. (a) Except as set forth in Section 8.1 above and clause (b) below, no disclosure of the existence of, or the terms of, this Agreement or the other Transaction Documents may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law or expressly permitted by the terms hereof.

(b) The Parties expect that upon the Effective Date of this Agreement Tekmira will, and Alnylam may, issue separate press releases publicizing the execution of this Agreement and the Protiva License Agreement, and that prior to the execution of this Agreement, Alnylam and Tekmira shall agree in writing upon any such press releases. After such initial press releases, neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except that a Party may (i) once a press release or other written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (ii) issue a press release or public announcement as required, in the reasonable judgment of such Party, by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ.

9.	REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that each representation and warranty made by it under this Article 9 that is made as of or on the Effective Date, is also made by it as of and upon the Condition Satisfaction Date. Each Party represents and warrants to the other Party that as of the Effective Date of this Agreement:

9.1.1 It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this

Confidential	46

Agreement and the other Transaction Documents to which it is a party, and to carry out the provisions hereof. Further, except for any Regulatory Approvals, pricing and/or reimbursement approvals, manufacturing approvals and/or similar approvals necessary for the Research, Development, Manufacture or Commercialization of the Royalty Products, all necessary consents, approvals and authorizations of all government authorities required to be obtained by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been obtained by the Effective Date.

9.1.2 It is duly authorized to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder, and the person or persons executing this Agreement and the other Transaction Documents to which it is a party on its behalf has been duly authorized to do so by all requisite corporate action.

9.1.3 This Agreement and the other Transaction Documents to which it is a party are legally binding upon it and enforceable in accordance with its terms. Except as set forth in Section 9.1.3 of Schedule 9 to this Agreement, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, or with its charter or by-laws.

9.1.4 Except, in Alnylam’s case, as set forth in Section 9.1.3 of Schedule 9 to this Agreement, it has not, and will not during the Agreement Term, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary in such Party’s reasonable judgment to perform its obligations hereunder. Further, (a) the execution and delivery of this Agreement and the other Transaction Documents to which it is a party by such Party, (b) the performance of such Party’s obligations hereunder and the other Transaction Documents to which it is a party and (c) the licenses and sublicenses to be granted by such Party pursuant to this Agreement or the other Transaction Documents do not conflict with or violate any requirement of applicable laws or regulations existing as of the Effective Date and applicable to such Party.

9.1.5 Neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither Party nor any of its Affiliates will use in any capacity, in connection with the Collaboration or, in the case of Tekmira the Manufacturing Activities, any person or entity that has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or that is the subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if it or any Person that is performing activities in the Collaboration, and Tekmira agrees to inform Alnylam immediately in writing if it or any person or entity that is performing the Manufacturing Activities, is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any person or entity used in any capacity by such Party or any of its Affiliates in connection with the Collaboration or the Manufacturing Activities, as the case may be.

9.2 Alnylam Representations and Warranties. Alnylam represents and warrants to Tekmira that as of the Effective Date of this Agreement:

9.2.1 To Alnylam’s knowledge, the Alnylam Core Patent Rights and the Patent Rights comprising Alnylam IOC Technology exist and are not invalid or unenforceable, in whole or in part;

Confidential	47

9.2.2 Except as set forth on Section 9.1.3 of Schedule 9 to this Agreement, it has not assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Alnylam RNAi Technology, the Alnylam Lipidoid Patent Rights, Alnylam IOC Technology or the Alnylam Collaboration IP or Alnylam’s interest in Joint Collaboration IP in a manner that conflicts with any rights granted to Tekmira hereunder;

9.2.3 There are no claims, judgments or settlements actually made or, to Alnylam’s knowledge, threatened, against or amounts with respect thereto owed by, Alnylam or its Affiliates relating to the Alnylam RNAi Technology, Alnylam Lipidoid Patent Rights or Alnylam IOC Technology;

9.2.4 Alnylam’s obligations under the Collaboration Research Plan will be performed with requisite care, skill and diligence, in accordance with applicable laws and industry standards, and by individuals who are appropriately trained and qualified;

9.2.5 All siRNA, miRNA and other materials supplied by Alnylam to be used by Tekmira in the manufacture of Alnylam Royalty Products will have been Manufactured in accordance with the master batch records and released in accordance with the applicable specifications for such siRNA, miRNA and other materials, cGMP (if applicable), and all other applicable laws; and

9.2.6 None of the terms of the Existing Alnylam In-Licenses or Pre-Existing Alnylam Alliance Agreements prohibit or limit the use by Tekmira, for the Research, Development, Manufacture or Commercialization of the Tekmira Royalty Products, of any Intellectual Property Rights granted by Tekmira to Alnylam hereunder.

9.3 Tekmira Representations and Warranties. Tekmira represents and warrants to Alnylam that:

9.3.1 The Patent Rights listed in Schedule 1.73 are all the Tekmira Patent Rights existing on the Effective Date. As of the Effective Date, to Tekmira’s knowledge, the Tekmira Patent Rights exist and are not invalid or unenforceable, in whole or in part. To Tekmira’s knowledge, the conception, development and reduction to practice of the Tekmira Patent Rights and the Tekmira Collaboration IP and Joint Collaboration IP existing on the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any person or entity;

9.3.2 The Patent Rights identified on Schedule 1.73 as Controlled by Tekmira through an ownership interest are owned by Tekmira free and clear of any liens or encumbrances. [**];

9.3.3 Tekmira has not assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Tekmira Technology or the Patent Rights identified on Schedule 1.73, the Tekmira Collaboration IP or its interest in Joint Collaboration IP or in the Tekmira IOC Technology, in a manner that conflicts with the rights granted to Alnylam hereunder;

9.3.4 There are no (a) claims, judgments or settlements actually made or, to Tekmira’s knowledge, threatened, against, or amounts with respect thereto owed by, Tekmira or its Affiliates

Confidential	48

* Confidential Treatment Requested.

relating to the Tekmira Technology or any Patent Rights or Know-How licensed to Alnylam pursuant to the UBC Sublicense, nor (b) any pending or threatened claims or litigation relating to the Tekmira Technology or any Patent Rights or Know-How licensed to Alnylam pursuant to the UBC Sublicense. Tekmira will promptly notify Alnylam in writing should it become aware of any claims asserting such infringement;

9.3.5 Tekmira’s obligations under the Collaboration Research Plan and the Manufacturing Activities will be performed with requisite care, skill and diligence, in accordance with applicable laws and industry standards, and by individuals who are appropriately trained and qualified, and at the time of delivery to Alnylam, the Alnylam Royalty Products Manufactured and supplied by Tekmira under this Agreement (a) will have been Manufactured in accordance with the master batch records and released in accordance with the Specifications (as such term is defined in the Supply Agreement) for such Alnylam Royalty Product and cGMP (if applicable), and all other applicable laws, and (b) will not be adulterated or misbranded under all applicable laws; and

9.3.6 Prior to the Effective Date Tekmira re-sold all the Shares in a manner consistent with the terms of the Original Agreement, and pursuant to and in accordance with the Plan of Distribution and other terms and conditions set forth in the Registration Statement on Form S-3ASR filed by Alnylam on January 18, 2007, and all other applicable law. During the period from the Original Effective Date through the Effective Date, Tekmira was and is not an “investment company” under the U.S. Investment Company Act of 1940, as amended, and during the Agreement Term Tekmira shall take, all actions necessary to ensure that it is not an “investment company” under the U.S. Investment Company Act of 1940, as amended.

9.3.7 As of the Effective Date, (a) Tekmira is not and will not be in default in the performance or in breach of any of its obligations pursuant to any Transaction Document, (b) no representation or warranty of Tekmira set forth in any Transaction Document shall have been untrue when made and (c) Tekmira shall not have committed any fraud or material misstatement or omission of fact in its dealings with Alnylam pursuant to the Transaction Documents.

9.3.8 The [**] does not provide that any payments other than milestone and royalty payments will be owed or would be owed by the [**] to Protiva or its Affiliates with respect to the development or commercialization of any product due to the coverage of such product by any claims (whether issued or pending) covering any Restricted Joint Invention.

9.4 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE OTHER TRANSACTION DOCUMENTS, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY INTELLECTUAL PROPERTY, ROYALTY PRODUCTS, GOODS, THE COLLABORATION, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS AND HEREBY DISCLAIMS ALL IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OR VALIDITY OF PATENT RIGHTS WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR

Confidential	49

* Confidential Treatment Requested.

COMMERCIALIZATION OF ANY ROYALTY PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO SUCH ROYALTY PRODUCTS WILL BE ACHIEVED.

9.5 Indemnification.

9.5.1 Indemnification by Tekmira. Tekmira shall indemnify, hold harmless, and defend Alnylam, its Affiliates, and their respective directors, officers, employees, consultants and agents (“Alnylam Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable legal fees) (collectively, “Losses”) arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Tekmira in this Agreement or in the other Transaction Documents, or any breach or violation of any covenant or agreement of Tekmira in or pursuant to this Agreement or in the other Transaction Documents, (b) the negligence or willful misconduct by or of Tekmira, its Affiliates and its and their respective Sublicensees, and their respective directors, officers, employees, consultants and agents, (c) the Research, Development, Manufacture or Commercialization of a Tekmira Royalty Product to the extent such activities are not performed by an Alnylam Indemnitee, or (d) the performance by Tekmira of its obligations under the Collaboration or the Manufacturing Activities. The indemnification obligations under this Agreement exclude Losses arising out of Infringement Claims resulting from Tekmira’s exercise in accordance with the terms of this Agreement of any Intellectual Property Rights granted by Alnylam to Tekmira or its Affiliates hereunder. Tekmira shall have no obligation to indemnify the Alnylam Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, (i) any breach of, or inaccuracy in, any representation or warranty made by Alnylam in this Agreement or in the other Transaction Documents, (ii) any breach or violation of any covenant or agreement of Alnylam in or pursuant to this Agreement or the other Transaction Documents, or (iii) the negligence or willful misconduct by or of any of the Alnylam Indemnitees or Alnylam Sublicensees.

9.5.2 Indemnification by Alnylam. Alnylam shall indemnify, hold harmless, and defend Tekmira, its Affiliates and their respective directors, officers, employees, consultants and agents (“Tekmira Indemnitees”) from and against any and all Losses arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Alnylam in this Agreement or in the other Transaction Documents, or any breach or violation of any covenant or agreement of Alnylam in or pursuant to this Agreement or the other Transaction Documents, (b) the negligence or willful misconduct by or of Alnylam, its Affiliates and its and their respective Sublicensees, and their respective directors, officers, employees, consultants and agents, (c) the Research, Development, Manufacture or Commercialization of an Alnylam Royalty Product to the extent such activities are not performed by a Tekmira Indemnitee, or (d) the performance by Alnylam of its obligations under the Collaboration. The indemnification obligations under this Agreement exclude Losses arising out of Infringement Claims resulting from Alnylam’s exercise in accordance with the terms of this Agreement or the UBC Sublicense Documents of any Intellectual Property Rights granted by Tekmira to Alnylam or its Affiliates hereunder or thereunder. Furthermore, Alnylam shall have no obligation to indemnify the Tekmira Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, (i) any breach of, or inaccuracy in, any representation or warranty made by Tekmira in this Agreement or in the other Transaction Documents, (ii) any breach or violation of any covenant or agreement of Tekmira in or pursuant to this Agreement or the other Transaction Documents, (iii) the negligence or willful misconduct by or of any of the Tekmira Indemnitees or Tekmira Sublicensees, and/or (iv) the Research, Development or Manufacturing of an Alnylam Royalty Product to the extent such activities are performed by a Tekmira Indemnitee.

Confidential	50

9.5.3 Indemnification Procedure. In the event of any such claim against any Tekmira Indemnitee or Alnylam Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Sections 9.5.1 or 9.5.2 may apply, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided, that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.

9.6 Limitation of Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE EXERCISE OF ITS RIGHTS HEREUNDER OR THEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 8. NOTHING IN THIS SECTION 9.6 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

9.7 Injunctive Relief. Each Party acknowledges the competitive and technical value and the sensitive and confidential nature of the Confidential Information, and agrees that monetary damages alone will be inadequate to protect the other Party’s interests against any actual or threatened material breach of Article 8 of this Agreement. Each Party further acknowledges the importance of the standstill obligations in Section 12.17 to the other Party’s business and corporate development, and agrees that monetary damages alone will be inadequate to protect the other Party’s interests against any actual or threatened material breach of Section 12.17 of this Agreement. Accordingly, each Party consents to the granting of specific performance and injunctive or other equitable or other relief to the other Party in respect of any actual or threatened breach of Article 8 or Section 12.17 of this Agreement, without proof of actual damages. These specific remedies are in addition to any other remedy to which the Parties may be entitled at law or in equity.

9.8 Insurance. Each Party shall secure and maintain in full force and effect throughout the term of this Agreement (and for at least three (3) years thereafter for claims made coverage), insurance with coverage and minimum policy limits set forth as follows:

(a) Alnylam:

(i) Worker’s Compensation, (to the extent applicable) including coverage for occupational disease, with benefits determined by statute, and at least [**] of coverage for Employer’s Liability.

Confidential	51

* Confidential Treatment Requested.

(ii) Comprehensive General Liability and Personal/Advertising Injury, including coverage for contractual liability assumed by such Party and coverage for such Party’s independent contractor(s), with per occurrence limits of at least [**] each and a general aggregate limit of [**].

(iii) Umbrella Liability, exclusive of the coverage provided by the policies listed above, with a limit per occurrence of at least [**].

(vi) Products Liability, exclusive of the coverage provided by the Comprehensive General Liability policy, with an aggregate limit of at least (i) [**] upon the earlier of (x) initiation of clinical studies of a Royalty Product by such Party or (y) the commencement of Manufacturing of a Royalty Product by or on behalf of such Party, and (ii) [**] upon the First Commercial Sale of a Royalty Product by such Party; and

(b) Tekmira:

(i) Worker’s Compensation, (to the extent applicable) including coverage for occupational disease, with benefits determined by statute, and at least [**] of coverage for Employer’s Liability.

(ii) Commercial General Liability, including coverage for contractual liability assumed by such Party and coverage for such Party’s independent contractor(s), with per occurrence limits of at least [**] each and a general aggregate limit of [**].

(iii) Umbrella / Excess Liability, exclusive of the coverage provided by the policies listed above, with a limit per occurrence of at least [**].

(iv) Products Liability, exclusive of the coverage provided by the Commercial General Liability policy, with an aggregate limit of at least (i) [**] per claim and [**] on an annual aggregate basis upon the earlier of (x) initiation of clinical studies of a Royalty Product by such Party or (y) the commencement of Manufacturing of a Royalty Product by or on behalf of such Party, and (ii) [**] upon the First Commercial Sale of a Royalty Product by such Party or an amount mutually agreed to by both Parties.

Each Party shall furnish to the other Party a certificate from an insurance carrier (having a minimum AM Best rating of A) demonstrating the insurance requirements set forth above. The insurance certificate shall confirm each of the following: (x) such insurance is primary and non-contributing to any liability insurance carried by the other Party; and (y) the insured shall endeavor to provide thirty (30) days prior written notice to the other Party in the event of cancellation. Provided that Tekmira, acting reasonably, determines it is not prejudicial to its business interests (and provided that such provision is available from Tekmira’s then-current insurance underwriter) Tekmira will add Alnylam as an “additional insured” under its Products Liability Policy at any time during the term of this Agreement (and in any event, Tekmira shall use commercially reasonable efforts to add Alnylam as an “additional insured” under its Products Liability Policy before the first commercial sale of any Alnylam Royalty Product). Alnylam agrees that upon Tekmira adding Alnylam as an “additional insured” under its Products Liability Policy, Alnylam will also add Tekmira as an “additional insured” under its own Products Liability policy.

Confidential	52

* Confidential Treatment Requested.

10.	INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

10.1 Inventorship and Ownership of Collaboration IP. (a) Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship.

(b) The Parties hereby acknowledge and agree that except as otherwise provided in this Agreement, any Intellectual Property Rights owned by either Party prior to the Original Effective Date shall remain owned by such Party. Alnylam shall own the entire right, title and interest in and to all Alnylam Collaboration IP. Subject to clause (c) below, Tekmira shall own the entire right, title and interest in and to all Tekmira Collaboration IP. The Parties shall jointly own any Joint Collaboration IP.

(c) Subject to the grant of license rights between the Parties set forth in this Agreement, Tekmira agrees to promptly assign its right, title and interest in and to all Tekmira Collaboration IP to UBC, (i) all in accordance with the terms of the UBC-Tekmira License Agreement and the UBC Sublicense Documents, and (ii) subject to the grant by UBC of an exclusive license to Tekmira in the Alnylam Field under the UBC-Tekmira License Agreement, and, subject to Section 6.4(a)(ii), to the grant by Tekmira of an exclusive license to Alnylam in the Alnylam Field under the UBC Sublicense Documents.

10.2 Prosecution and Maintenance of Patent Rights.

10.2.1 Alnylam Patent Rights and Know-How. Alnylam has the sole responsibility to, at Alnylam’s discretion, file, prosecute, conduct ex parte and inter partes proceedings (including the defense of any interference or opposition proceedings) and maintain, in the Territory, all Patent Rights comprising Alnylam RNAi Technology, Alnylam IOC Technology or Alnylam Collaboration IP, in Alnylam’s name.

10.2.2 Tekmira Patent Rights and Know-How. Tekmira has the sole responsibility to, at Tekmira’s discretion, file, prosecute, conduct ex parte and inter partes proceedings, (including the defense of any interference or opposition proceedings), and maintain, in the Territory, all Patent Rights comprising Tekmira Technology or Tekmira IOC Technology, in Tekmira’s name, or Tekmira Collaboration IP, in UBC’s name.

10.2.3 Joint Collaboration IP. Subject to Tekmira’s continuing right to the prior review of, comment on, revision to and approval of material documents, which shall not be unreasonably delayed or withheld, Alnylam has the sole responsibility to, at Alnylam’s discretion, file, conduct ex parte and inter partes prosecution, and maintain (including the defense of any interference or opposition proceedings) in the Territory, all Patent Rights comprising Joint Collaboration IP, in the names of both Tekmira and Alnylam. Each Party shall use Commercially Reasonable Efforts to make available to Alnylam or its authorized attorneys, agents or representatives, such of its employees as Alnylam in its

Confidential	53

reasonable judgment deems necessary in order to assist it in obtaining patent protection for such Joint Collaboration IP. Each Party shall sign, or use Commercially Reasonable Efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint Collaboration IP, at no cost to Alnylam.

10.2.4 Contingent Rights.

(a) In the event that Alnylam elects not to seek or continue to seek or maintain patent protection on any Alnylam IOC Technology or Alnylam Collaboration IP which is subject to Tekmira’s licensed rights under Section 6.1.2(a) or (b), or Joint Collaboration IP, then Tekmira shall have the right (but not the obligation), at its expense, to file, prosecute and maintain in any country within the Territory patent protection on such Alnylam IOC Technology or Alnylam Collaboration IP in the name of Alnylam or on such Joint Collaboration IP in the names of Alnylam and Tekmira. In the event that Alnylam declines to file, prosecute and/or maintain Valid Claims at Tekmira’s request in Joint Collaboration IP, then Tekmira shall have the right (but not the obligation) at its expense, to file, prosecute and maintain in any country within the Territory patent prosecution on such Joint Collaboration IP in the names of Alnylam and Tekmira.

(b) In the event that Tekmira elects not to seek or continue to seek or maintain patent protection on any Tekmira Technology or Tekmira Collaboration IP, which is subject to Alnylam’s licensed rights under Section 6.1.1(a), then subject to the provisions of the UBC Sublicense Documents, Alnylam shall have the right (but not the obligation), at its expense, to prosecute and maintain in any country within the Territory patent protection on such Tekmira Technology in the name of Tekmira or Tekmira Collaboration IP in the name of UBC.

(c) The Party having the right to prosecute and maintain patents under Sections 10.2.1, 10.2.2 and 10.2.3 shall be referred to as the “Prosecuting Party”. The Prosecuting Party shall use Commercially Reasonable Efforts to make available to the other Party or its authorized attorneys, agents or representatives, such of its employees as are reasonably necessary to assist the other Party in obtaining and maintaining the patent protection described under this Section 10.2.4. The Prosecuting Party shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such patents.

10.2.5 Cooperation. Each Party hereby agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution; (b) to provide the other Party with copies of all material correspondence pertaining to prosecution with the patent offices; (c) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights; and (d) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications.

10.2.6 Patent Expenses. The patent filing, prosecution and maintenance expenses incurred after the Original Effective Date with respect to Patent Rights comprised of Alnylam Core Patent Rights, Alnylam IOC Technology, Alnylam Lipidoid Patent Rights, Tekmira Technology, Tekmira IOC Technology and Collaboration IP shall be borne by each Party having the right to file, prosecute and maintain such Patent Rights under this Section 10.2.

Confidential	54

10.3 Third Party Infringement.

10.3.1 Notices. Each Party shall promptly report in writing to the other Party during the Agreement Term (a) any known or suspected infringement of any Alnylam RNAi Technology, Alnylam IOC Technology, Tekmira Technology, Tekmira IOC Technology or Collaboration IP with respect to a Royalty Product, or (b) unauthorized use or misappropriation of any Confidential Information by a Third Party of which it becomes aware, and shall provide the other Party with all available evidence supporting such infringement, or unauthorized use or misappropriation

10.3.2 Rights to Enforce.

(a) Subject to the provisions of any Tekmira In-License and the provisions of the UBC Sublicense Documents, in respect of the Alnylam Royalty Products in the Alnylam Field in the Territory, Alnylam shall have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization, any Know-How, comprising any of the Exclusively Licensed Tekmira IP, with respect to such Alnylam Royalty Products.

(b) Tekmira shall have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization, any Know-How, comprising any Non-Exclusively Licensed Tekmira IP other than any Patent Rights or Know-How comprising Joint Collaboration IP.

(c) Alnylam shall have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization any Know-How, comprising Alnylam RNAi Technology, Alnylam IOC Technology or Alnylam Collaboration IP; provided, that if Alnylam fails to initiate a suit or take other appropriate action with respect to Alnylam IOC Technology in the United States with respect to an IOC Product that it has the initial right to initiate or take pursuant thereto within ninety (90) days after becoming aware of the basis for such suit or action, then Tekmira may, in its discretion, provide Alnylam with written notice of Tekmira’s intent to initiate a suit or take other appropriate action with respect to such IOC Product. If Tekmira provides such notice and Alnylam fails to initiate a suit or take such other appropriate action within thirty (30) days after receipt of such notice from Tekmira, then Tekmira shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect its licensed interests under the Alnylam IOC Technology and Alnylam Collaboration IP with respect to such IOC Product.

(d) Alnylam shall have the first right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization any Know-How, comprising Joint Collaboration IP that is Non-Exclusively Licensed Tekmira IP; provided, that if Alnylam fails to initiate a suit or take other appropriate action with respect to such Joint Collaboration IP in the Territory within ninety (90) days after becoming aware of the basis for such suit or action, then Tekmira may, in its discretion, provide Alnylam with written notice of Tekmira’s intent to initiate a

Confidential	55

suit or take other appropriate action with respect to such Joint Collaboration IP. If Tekmira provides such notice and Alnylam fails to initiate a suit or take such other appropriate action within thirty (30) days after receipt of such notice from Tekmira, then Tekmira shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect its licensed interests under such Joint Collaboration IP.

10.3.3 Procedures; Expenses and Recoveries. The Party having the right to initiate any infringement suit pursuant to Section 10.3.2 above shall have the sole and exclusive right to select counsel for any such suit, and shall pay all expenses of the suit, including legal fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party. If required under applicable law in order for the initiating Party to initiate and/or maintain such suit, or if the initiating Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action. In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense, and to share equally all expenses of such suit if it so elects. If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation), such amounts shall be allocated in all cases, first to reimburse each Party for all expenses of the suit, including legal fees and disbursements, court costs and other litigation expenses; with the balance being allocated as follows:

(i) in the case of amounts received in respect of an infringement of Exclusively Licensed Tekmira IP in a suit brought by Alnylam pursuant to Section 10.3.2(a) with respect to an Alnylam Royalty Product, such amount remaining after deduction of expenses as set forth above shall be treated as if it were Net Sales of such Alnylam Royalty Product, with Tekmira receiving a royalty on such remaining amount pursuant to the terms of Section 7.3.1; and the balance being retained by Alnylam; or

(ii) in the case of amounts received in respect of an infringement suit brought by Tekmira pursuant to Section 10.3.2(b), the entire such amount remaining after deduction of expenses as set forth above shall be retained by Tekmira; or

(iii) in the case of amounts received in respect of an infringement of Alnylam RNAi Technology, Alnylam IOC Technology or Alnylam Collaboration IP in a suit brought by Alnylam pursuant to Section 10.3.2(c), such amount remaining after deduction of expenses as set forth above shall be retained by Alnylam; or

(iv) in the case of amounts received in respect of an infringement suit brought by Tekmira pursuant to the proviso in Section 10.3.2(c) with respect to an IOC Product, such amount remaining after deduction of expenses as set forth above shall be treated as if it were Net Sales of such IOC Product, with Alnylam receiving a royalty on such remaining amount pursuant to the terms of Section 7.3.2; and the balance being retained by Tekmira; or

Confidential	56

(v) in the case of amounts received in respect of an infringement suit brought by either Party with respect to Joint Collaboration IP that is Non-Exclusively Licensed Tekmira IP pursuant to Section 10.3.2(d), the entire such amount remaining after deduction of expenses as set forth above shall be paid to the Party conducting the litigation, or shared equally if both Parties participated voluntarily throughout the litigation and shared its expenses.

10.4 Claimed Infringement.

10.4.1 Notice. In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party or any of their respective Affiliates or Sublicensees, claiming infringement of its patent rights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of the use of the Intellectual Property Rights of the other Party that is licensed or assigned under this Agreement in the Research, Development, Manufacture or Commercialization of a Royalty Product in the Territory and in (a) the Alnylam Field, in the case of Alnylam Royalty Products and Tekmira Development Products or (b) the Tekmira IOC Field, in the case of Tekmira IOC Products (“Infringement Claim”), such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served.

10.4.2 Responsibility.

(a) Alnylam Royalty Products. Any Infringement Claim brought against either Party or its Affiliates or Sublicensees arising out of the Research, Development, Manufacture or Commercialization of any Alnylam Royalty Product in the Alnylam Field in the Territory, shall be defended by Alnylam if it so desires. Tekmira agrees to make reasonably available to Alnylam its advice and counsel regarding the technical merits of any such claim and to offer reasonable assistance to Alnylam at no cost to Alnylam.

(b) Tekmira Royalty Products. Any Infringement Claim brought against either Party or its Affiliates or Sublicensees arising out of the Research, Development, Manufacture or Commercialization of any Tekmira Royalty Product in the Territory and in (a) the Alnylam Field, in the case of Tekmira Development Products or (b) the Tekmira IOC Field, in the case of Tekmira IOC Products, shall be defended by Tekmira if it so desires. All liabilities, damages, costs and expenses arising out of such Infringement Claims shall be borne by Tekmira.

10.4.3 Procedure. The Party with responsibility for the Infringement Claim under Section 10.4.2 (the “Responsible Party”) shall have the sole and exclusive right to select counsel for any Infringement Claim; provided, that it shall consult with the other Party with respect to selection of counsel for such defense. The Responsible Party shall keep the other Party informed, and shall from time to time consult with such other Party regarding the status of any such claims and shall provide such other Party with copies of all documents filed in, and all written communications relating to, any suit brought in connection with such claims. The other Party shall also have the right to participate and be represented in any such claim or related suit, at its own expense. The other Party shall have the sole and exclusive right to control the defense of an Infringement Claim in the event the Responsible Party fails to exercise its right to assume such defense within thirty (30) days following written notice of such Infringement Claim. No Party shall settle any claims or suits involving rights of another Party without obtaining the prior written consent of such other Party, which consent shall not be unreasonably withheld.

Confidential	57

10.4.4 Limitations. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE FOREGOING STATES THE ENTIRE RESPONSIBILITY OF ALNYLAM AND TEKMIRA, AND THE SOLE AND EXCLUSIVE REMEDY OF ALNYLAM OR TEKMIRA, AS THE CASE MAY BE, IN THE CASE OF ANY CLAIMED INFRINGEMENT OF ANY THIRD PARTY PATENT RIGHTS OR UNAUTHORIZED USE OR MISAPPROPRIATION OF ANY THIRD PARTY’S KNOW-HOW.

10.5 Other Infringement Resolutions. In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the types described in Sections 10.3 and 10.4 of this Agreement (e.g., actions seeking declaratory judgments and revocation proceedings), the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute (including the sharing in and allocation of the payment or receipt of damages, license fees, royalties and other compensation) shall apply.

10.6 Product Trademarks. Alnylam shall own the Product Trademarks for Alnylam Royalty Products and shall be solely responsible for filing and maintaining such Product Trademarks in the Territory (including payment of costs associated therewith), Alnylam shall assume full responsibility, at its sole cost and expense, for any infringement of a Product Trademark for an Alnylam Royalty Product by a Third Party and for any claims of infringement of the rights of a Third Party by the use of a Product Trademark in connection with such Alnylam Royalty Product. Tekmira shall own the Product Trademarks for Tekmira Royalty Products and shall be solely responsible for filing and maintaining such Product Trademarks in the Territory (including payment of costs associated therewith). Tekmira shall assume full responsibility, at its sole cost and expense, for any infringement of a Product Trademark for a Tekmira Royalty Product by a Third Party and for any claims of infringement of the rights of a Third Party by the use of a Product Trademark in connection with such Tekmira Royalty Product.

10.7 Patent Term Extensions. The Parties shall use reasonable efforts to obtain all available supplementary protection certificates (“SPC”) and other extensions of Patent Rights (including those available under the Hatch-Waxman Act). Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to Patent Rights. The Party first eligible to seek patent term restoration or extension of any such Patent Rights or any SPC related thereto shall have the right to do so; provided, that if in any country the first Party has an option to extend the patent term for only one of several patents, the first Party shall consult with the other Party before making the election. If more than one patent is eligible for extension or patent term restoration, the Parties shall agree upon a strategy that shall maximize patent protection and commercial value for Royalty Products, as the case may be. All filings for such extensions and certificates shall be made by the Party to whom responsibility for prosecution and maintenance of the Patent Rights is assigned, provided, that in the event that the Party to whom such responsibility is assigned elects not to file for an extension or SPC, such Party shall (a) inform the other Party of its intention not to file and (b) grant the other Party the right to file for such extension or SPC in the patentee’s name and such Party shall provide all necessary assistance in connection therewith.

10.8 Patent Certification. To the extent required by law or permitted by law, the Parties shall use Commercially Reasonable Efforts to maintain with the applicable Regulatory Authorities

Confidential	58

during the Agreement Term correct and complete listings of applicable Patent Rights for Royalty Products, as the case may be, being commercialized, including all so called “Orange Book” listings required under the Hatch-Waxman Act.

11.	TERM AND TERMINATION

11.1 Effective Date; Agreement Term and Expiration. The “Effective Date” shall be the date upon which this Agreement and the Protiva License Agreement are released from escrow and delivered to the appropriate parties in accordance with the terms of the Escrow Agreement. Unless and until the foregoing condition is met, the Original Agreement shall remain in full force and effect and the terms and conditions of the Original Agreement shall govern the Parties without any regard being given to this Agreement or its terms and conditions. On the date upon which the foregoing condition is met (the “Condition Satisfaction Date”), this Agreement will supersede and replace the Original Agreement and this Agreement shall continue until terminated pursuant to Section 11.2. (“Agreement Term”).

11.2 Termination for Cause.

11.2.1 Cause for Termination. This Agreement may be terminated at any time during the Agreement Term:

(a) upon written notice by either Party (the “Non-Breaching Party”) if the other Party (the “Breaching Party”) is in breach of any of its material obligations under this Agreement, in any case by causes and reasons within the Breaching Party’s control and, if the breach is capable of being cured, the Breaching Party has not cured such breach within ninety (90) days after receiving such notice, which notice shall set out the requirements to cure such breach; provided, however, in the event of a good faith Dispute with respect to the existence of a material breach that is capable of being cured, the ninety (90) day cure period shall be tolled until such time as the Dispute is resolved pursuant to Section 12.6 hereof; or

(b) upon written notice by the Non-Breaching Party if the Breaching Party is in breach of any of its material obligations under any Transaction Document to which it is a party (other than the Supply Agreement or any Quality Agreement), in any case by causes and reasons within the Breaching Party’s control, and if the breach is capable of being cured, the Breaching Party has not cured such breach within the period provided for cure under the applicable Transaction Document or, if greater, ninety (90) days after receiving such notice; provided, that (x) if the breach is capable of being cured, the written notice of breach provided by the Non-Breaching Party shall set out the requirements to cure such breach and the applicable cure period, and (y) in the event of a good faith dispute with respect to the existence of a material breach if the breach is capable of being cured, the applicable cure period shall be tolled until such time as the dispute is resolved pursuant to the dispute resolution provisions of the applicable Transaction Document, or in the absence of any dispute resolution provisions in the applicable Transaction Document, Section 12.6 hereof; or

(c) by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within thirty (30) days after the filing thereof.

Confidential	59

11.2.2 Effect of Termination for Cause. Notwithstanding the foregoing, if the material breach has, or is reasonably likely to have, a material adverse effect only on the Research, Development, Manufacture or Commercialization of a Royalty Product in a Region or Regions, then this Agreement shall not terminate with respect to such Royalty Product in the Territory outside of such Region(s); provided, that with respect to such Royalty Product in such Region(s):

(a) except to the extent such licenses are necessary for the Breaching Party to perform its obligations under clause (c) below, the licenses granted to the Breaching Party under this Agreement with respect to the Research, Development, Manufacture and Commercialization of such Royalty Product in such Region(s) shall terminate; and

(b) subject to the Breaching Party’s obligations under the In-Licenses, if the Breaching Party is

(i) Alnylam with respect to a Tekmira Development Product, the license granted to Tekmira in Section 6.1.2(a)(i) shall be converted into royalty-free, perpetual license;

(ii) Alnylam with respect to an IOC Product, the license granted to Tekmira in Section 6.1.2(b) shall be converted into a royalty-free, perpetual license; or

(iii) Tekmira with respect to an Alnylam Royalty Product, the licenses granted to Alnylam in Sections 6.1.1(a) and (b) shall be converted into a royalty-free, perpetual license and the milestone obligations with respect to such Alnylam Royalty Product shall also terminate;

provided, however, that to the extent (x) such license in clauses (i), (ii) or (iii) includes a sublicense under Necessary Third Party IP, including without limitation the In-Licenses, the non-Breaching Party shall be fully responsible for all royalties, milestones or other payments under such license of Necessary Third Party IP reasonably allocable to such Royalty Product in such Region(s) or (y) Tekmira is the Breaching Party and the applicable Alnylam Royalty Product is Covered by Intellectual Property Rights sublicensed to Alnylam by Tekmira pursuant to the UBC Sublicense Documents, Alnylam shall be fully responsible for all royalties and sublicense revenue payable by Tekmira to UBC in respect of such sublicensed Intellectual Property Rights under the Tekmira-UBC License Agreement after the effective date of clause (iii) above subject to Alnylam’s right to offset such payments pursuant to Section 7.4.3;

(c) in the event that Tekmira is the Breaching Party with respect to an Alnylam Royalty Product and is Manufacturing and supplying such Alnylam Royalty Product pursuant to Section 5.1, Tekmira shall have the obligation, if requested by Alnylam, to continue to Manufacture and supply such Alnylam Royalty Product for such Region(s) for a period of up to eighteen (18) months after the effective date of termination on the same terms thereunder, the Supply Agreement and the applicable Quality Agreement.

For purposes of this Article 11, “Region” shall mean any of the following regions in the Territory: (i) [**].

Confidential	60

* Confidential Treatment Requested.

Moreover, any breach of the restrictions in Section 6.1.2(b) which Tekmira fails to cure pursuant to Section 11.2.1 shall result in the termination of Tekmira’s license under such Section to the Alnylam Data, but it shall not, by itself, result in the termination of any other licenses to Tekmira under this Agreement unless Alnylam meets the burden of demonstrating that such breach has had or is reasonably likely to have a material adverse effect on the benefits, taken as a whole, that Alnylam reasonably anticipates it will obtain from this Agreement and the Protiva License Agreement and the activities and grants contemplated under such agreements.

11.3 Termination upon Bankruptcy of a Party. If this Agreement is terminated by either Party (the “Non-Bankrupt Party”) pursuant to Section 11.2.1(c) due to the rejection of this Agreement by or on behalf of the other Party (the “Bankrupt Party”) under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by the Bankrupt Party to the Non-Bankrupt Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that the Non-Bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against the Bankrupt Party under the Code, the Non-Bankrupt Party shall be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefor by the Non-Bankrupt Party. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Code or other applicable law.

11.4 Termination upon a Change of Control. Upon Tekmira (a) receiving or otherwise becoming aware of a proposal or intention by a Third Party to take any action, whether directly or indirectly, including without limitation a non-binding letter of intent, that could lead to a Change of Control, (b) Tekmira planning to solicit or soliciting offers relating to its or Protiva’s voting securities or assets that could lead to a Change of Control, or (c) any Change of Control, Tekmira shall provide prompt written notice thereof to Alnylam. In the event of a Change of Control Alnylam may elect, upon prior written notice to Tekmira, to terminate any or all of the following: (i) the Collaboration, (ii) all Manufacturing Activities, the Supply Agreement and/or any Quality Agreements, (iii) Section 12.17 and/or (v) Alnylam’s license grants to Tekmira under the Alnylam Lipidoid Patent Rights; provided, however, that subject to the terms and conditions of the MIT License Agreement, to the extent that a Tekmira Development Product is Covered by a Valid Claim of an Alnylam Lipidoid Patent Right and is also comprised of a Library Component (as defined in the MIT License Agreement) on the effective date of termination, such license grant shall survive, but only with respect to such Tekmira Development Product and such Library Component.

11.5 Termination upon an Invalidity Challenge.

(a) Invalidity Challenge by Alnylam. If Alnylam or its Related Party asserts in any court or other governmental agency of competent jurisdiction that a Tekmira Patent Right or a Patent Right Controlled by Tekmira by virtue of the Tekmira-UBC License Agreement and sublicensed to Alnylam

Confidential	61

pursuant to the UBC Sublicense (in either case, an “Tekmira Patent”) is invalid, unenforceable, or that no issued Valid Claim embodied in such Tekmira Patent excludes a Third Party from making, having made, using, selling, offering for sale, importing or having imported an Alnylam Royalty Product in such jurisdiction, then Tekmira shall be entitled, upon written notice to Alnylam, to terminate all licenses granted to Alnylam for such Alnylam Royalty Product(s) covered by such Tekmira Patent that is under challenge in the applicable jurisdiction; provided however, that Tekmira shall not terminate such license if within thirty (30) days of Alnylam’s receipt of Tekmira’s notification hereunder, Alnylam has:

(i) confirmed by written notice to Tekmira that Alnylam no longer intends to challenge the validity or enforceability of such Tekmira Patent; or

(ii) provided to Tekmira documentation to confirm Alnylam’s withdrawal of its filing, submission, or other process commenced in any court or other governmental agency of competent jurisdiction to challenge the validity or enforceability of any such Tekmira Patent.

(b) Invalidity Challenge by Tekmira. If Tekmira or its Related Party asserts in any court or other governmental agency of competent jurisdiction that any Patent Right comprising Alnylam RNAi Patent Rights, Alnylam Lipidoid Patent Rights, Alnylam IOC Technology or Alnylam Core Patent Rights is invalid, unenforceable, or that no issued Valid Claim embodied in such Patent Right excludes a Third Party from making, having made, using, selling, offering for sale, importing or having imported a Tekmira Royalty Product in such jurisdiction, then Alnylam shall be entitled, upon written notice to Tekmira, to terminate all licenses granted to Tekmira for such Tekmira Royalty Product(s) covered by the Alnylam RNAi Patent Rights, Alnylam Lipidoid Patent Rights, Alnylam IOC Technology or Alnylam Core Patent Rights under challenge in the applicable jurisdiction; provided, however, that Alnylam shall not terminate such license if within thirty (30) days of Tekmira’s receipt of Alnylam’s notification hereunder, Tekmira has:

(i) confirmed by written notice to Alnylam that Tekmira no longer intends to challenge the validity or enforceability or any Patent Right under the Alnylam RNAi Patent Rights, Alnylam Lipidoid Patent Rights, Alnylam IOC Technology or Alnylam Core Patent Rights; or

(ii) provided to Alnylam, documentation to confirm Tekmira’s withdrawal of its filing, submission, or other process commenced in any court or other governmental agency of competent jurisdiction to challenge the validity or enforceability of any Patent Right under the Alnylam RNAi Patent Rights, Alnylam Lipidoid Patent Rights, Alnylam IOC Technology or Alnylam Core Patent Rights.

11.6 Termination of Exclusive Manufacturing Obligations. Alnylam shall have the right to terminate the Manufacturing Activities, the Supply Agreement and any Quality Agreement in the event of a breach by Tekmira of any of its material obligations under Article 5, the Supply Agreement or any Quality Agreement, in any case by causes and reasons within Tekmira’s control, upon written notice to Tekmira setting out the requirements to cure, and if the breach is capable of being cured, Tekmira has not cured such breach within ninety (90) days after receiving such notice; provided, however, that in the event of a good faith Dispute with respect to the existence of a material breach that is capable of being cured, the ninety (90) day cure period shall be tolled until such time as the Dispute is resolved pursuant to Section 12.6 hereof.

Confidential	62

11.7 Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties sold prior to such expiration or termination. The provisions of Articles 1, 8, 9, and 12 and Sections 3.3 (third and fourth sentences only), 3.4, 3.6, 3.7.3, 3.7.4, 5.4, 6.1.2(b), 6.2.6, 6.3, 6.6, 7.6, 7.7, 7.8(b), 10.1, 10.2.3, 10.4.2, 10.4.3, 10.4.4, 10.5 (to the extent relevant to a demand, claim or suit of the type described in Section 10.4), 10.6, 11.2.2, 11.3, and 11.7 shall survive any expiration or termination of this Agreement; provided, however, that if this Agreement is terminated pursuant to Section 11.2.1 and the Breaching Party or the Bankrupt Party is (a) Tekmira or its Affiliate, then Sections 6.1.2(b) and 12.17 shall terminate or (b) Alnylam, then Section 6.9 shall terminate. Except as set forth in this Article 11, upon termination or expiration of this Agreement all other rights and obligations cease.

12.	MISCELLANEOUS

12.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including without limitation embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.2 Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party by operation of law or otherwise, without the prior written consent of the other Party; provided, however, that subject to Section 11.4, either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or, to a party that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of such Party to which the subject matter of this Agreement relates. Notwithstanding the foregoing, Tekmira may not assign (a) this Agreement or its rights and obligations hereunder to Protiva without Alnylam’s prior written consent, except that Tekmira may, upon prior written notice to Alnylam, transfer its rights and obligations with respect to any Tekmira Development Target and any Tekmira Development Products to Protiva; provided that, (i) any such transfer shall be subject in all respects to the [**] Restriction and the terms of Section 3.7, (ii) Protiva is and remains a wholly-owned subsidiary of Tekmira, (iii) Protiva agrees in writing to perform all of Tekmira’s obligations with respect to such Tekmira Development Target(s) and Tekmira Development Product(s) and (iv) Tekmira guarantees in writing the performance of Protiva’s obligations to Alnylam with respect to such Tekmira Development Target(s) and Tekmira Development Product(s); or (b) its rights under this Agreement to perform the Collaboration or to perform Manufacturing Activities to any Tekmira Affiliate of which [**] or more of the outstanding voting securities are owned, controlled or held by a Significant Pharmaceutical Company or by any investment entity affiliated with any such Significant Pharmaceutical Company. The above notwithstanding: (i) Tekmira agrees not to assign or transfer this Agreement to any Third Party who is not also the assignee or transferee of all ownership rights in the Tekmira Technology or otherwise in a

Confidential	63

* Confidential Treatment Requested.

manner that would be inconsistent with Alnylam’s rights under this Agreement; and (ii) Alnylam agrees not to assign this Agreement to any Third Party who is not also the assignee or transferee of all ownership rights in the Alnylam Core Patent Rights or otherwise in a manner that would be inconsistent with Protiva’s rights under this Agreement. Any attempted assignment not in accordance with this Section 12.2 shall be void. The assigning Party shall remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned to such assignee. Alnylam agrees to notify Tekmira in the event that all or a part of this Agreement is assigned to an Affiliate of Alnylam, which assignment may result in payments from such Affiliate to the Tekmira under the agreement; provided, however, that the failure to provide such notice shall not constitute a material breach of this Agreement.

12.3 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.4 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Alnylam, to:	ALNYLAM PHARMACEUTICALS, INC.
300 Third Street
Cambridge, MA 02142
Attention: Chief Executive Officer
Facsimile No.: (617) 551-8101

and:	FABER DAEUFER & ROSENBERG PC
950 Winter Street, Suite 4500
Waltham, MA 02451
Attention: Sumy Daeufer
Facsimile No.: 781-795-4747

If to Tekmira, to:	TEKMIRA PHARMACEUTICALS CORPORATION
#200 – 8900 Glenlyon Parkway
Burnaby, B.C.
Canada V5J 5J8
Attention: President and C.E.O
Facsimile No.: (604) 419-3201

and:	LANG MICHENER LLP
1500-1055 West Georgia Street
Vancouver, British Columbia
Attention: Leo Raffin
Facsimile No.: (604) 893-2356

Confidential	64

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business day (or if delivered or sent on a non-Business Day, then on the next Business day); (b) on receipt if sent by nationally-recognized overnight courier; and/or (c) on receipt if sent by mail.

12.5 Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A; provided that (i) matters of intellectual property law concerning the existence, validity, ownership, infringement or enforcement of intellectual property shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question, and (ii) the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods is expressly excluded from this Agreement.

12.6 Dispute Resolution.

12.6.1 Disputes. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from, or related to, this Agreement or to the breach hereof (collectively, “Dispute”). In the event that the Chief Executive Officers cannot reach an agreement regarding a Dispute within thirty (30) days after submission to them for resolution, the provisions of Section 4.4(a) do not apply, and a Party wishes to pursue the matter, each such Dispute that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”) and Section 12.6.2 below, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. As used in this Section 12.6, the term “Excluded Claim” shall mean a dispute that concerns (a) the validity or infringement of a patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

12.6.2 Arbitration. The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business who are independent of both Parties and neutral with respect to the Dispute presented for arbitration. Within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be Chicago, Illinois, USA, and all proceedings and communications shall be in English.

Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrators’ and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be

Confidential	65

required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute, controversy or claim would be barred by the applicable Massachusetts statute of limitations.

(a) The Parties agree that, in the event of a Dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the Dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Dispute shall be refunded promptly if an arbitrator or court determines that such payments are not due.

(b) The Parties hereby agree that any disputed performance or suspended performances pending the resolution of the arbitration that the arbitrator determines to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrator.

(c) The Parties hereby agree that any monetary payment to be made by a Party pursuant to a decision of the arbitrator shall be made in United States dollars, free of any tax or other deduction. The Parties further agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator.

12.7 Entire Agreement; Amendments. This Agreement, together with the other Transaction Documents, contain the entire understanding of the Parties with respect to the subject matter hereof and licenses granted hereunder. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof and the licenses granted hereunder, including without limitation, the Original INEX Agreements, are superseded by the terms of this Agreement and the other Transaction Documents. This Agreement (including the Schedules hereto) and the other Transaction Documents may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

12.8 Headings. The captions to the Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

12.9 Independent Contractors. It is expressly agreed that Alnylam and Tekmira shall be independent contractors and that the relationship between Alnylam and Tekmira shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party.

12.10 Waiver. The waiver by either Party hereto of any right hereunder, or of the failure of the other Party to perform, or of a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party, whether of a similar nature or otherwise.

Confidential	66

12.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.12 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

12.13 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.14 Binding Effect. Subject to Section 11.1, as of the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

12.15 No Third Party Beneficiaries. Except as expressly contemplated herein, no Third Party, including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement.

12.16 Finder’s Fee. Tekmira agrees to indemnify and to hold harmless Alnylam from any liability for any commission or compensation in the nature of a finder’s fee (and the reasonable costs and expenses of defending against such liability or asserted liability) for which Tekmira or any of its officers, partners, employees, or representatives is responsible. Alnylam agrees to indemnify and hold harmless Tekmira from any liability for any commission or compensation in the nature of a finder’s fee (and the reasonable costs and expenses of defending against such liability or asserted liability) for which Alnylam or any of its officers, employees or representatives is responsible.

12.17 Standstill.

(a) Subject to the terms of this Section 12.17, until the fifth year anniversary of the Original Effective Date, without the approval of the Board of Directors of Tekmira, neither Alnylam nor any of its Affiliates will:

(i) acquire or offer to acquire in one or more transactions, any voting securities or other securities convertible into voting securities of Tekmira representing in aggregate 10% or more of the issued and outstanding voting securities of Tekmira (assuming the conversion of such other securities convertible into voting securities of Tekmira);

(ii) solicit proxies with respect to the voting of any securities of Tekmira or otherwise attempt to influence the voting of any securities of Tekmira by the holders of such securities;

(iii) enter in any agreement with or assist any Third Party, or assist or participate in any group acting jointly or in concert, with respect to any of the foregoing; or

Confidential	67

(iv) make any public announcement or disclosure with respect to any of the foregoing, except to the extent required by applicable law and except for disclosure of the foregoing terms as contemplated by Article 8.

(b) Alnylam represents and warrants to Tekmira that, as of the Effective Date, Alnylam, together with its Affiliates, does not beneficially own, or exercise control or direction over, any voting securities or other securities convertible into voting securities of Tekmira, except for (i) securities owned, or over which Alnylam and/or its Affiliates exercise control or direction, for purposes of any 401(k) or similar benefit plan maintained by Alnylam or its Affiliates for its or their employees over which Alnylam has no independent investment control and (ii) securities acquired by Alnylam pursuant to the Alnylam Subscription Agreement. For as long as the restrictions in Section 12.17.1(a) are in effect, Alnylam agrees to provide Tekmira with prompt notice of any acquisition of voting securities or other securities convertible into voting securities of Tekmira.

(c) Upon Tekmira receiving or otherwise becoming aware of a bona fide proposal or intention by a Third Party (other than a Permitted Investor) to take any action described in Section 12.17.1(a)(i)-(iv), whether directly or indirectly, including without limitation a non-binding letter of intent, Tekmira shall immediately notify Alnylam of such proposal or intention. The restrictions in Section 12.17.1(a) shall immediately terminate and be of no further force or effect on the earlier of (a) such bona fide proposal or intention being disclosed publicly (other than by Alnylam) or (b) the Board of Directors or management of Tekmira engaging in substantive discussions with such Third Party concerning such proposal or intention. A “Permitted Investor” means any investor, other than a pharmaceutical or biotechnology company, who acquires in one or more transactions, any voting securities or other securities convertible into voting securities of Tekmira representing in aggregate 10% or more, but less than 20%, of the issued and outstanding voting securities of Tekmira (assuming the conversion of such other securities convertible into voting securities of Tekmira), so long as such investor evidences no intent to seek to influence the management of Tekmira (other than by voting such acquired securities).

(d) In the event that Tekmira plans to solicit or does solicit offers (other than in respect of a public offering of its securities, including any private placement to a Permitted Investor) relating to the acquisition of voting securities or other securities convertible into voting securities of Tekmira representing 10% or more of the issued and outstanding voting securities of Tekmira (assuming the conversion of such other securities convertible into voting securities of Tekmira), or in the event Tekmira engages in any discussions in which Tekmira may solicit or receive any offer relating to the acquisition of an ownership interest (excluding licenses) in any Tekmira Technology, Tekmira shall immediately notify Alnylam of such circumstance and the restrictions in Section 12.17.1(a) shall immediately terminate and be of no further force or effect.

(e) Upon a breach by Tekmira of any of the representations, warranties or covenants set forth in the Alnylam Subscription Agreement, the restrictions in Section 12.17.1(a) shall immediately terminate and be of no further force or effect.

(f) Nothing in this Section 12.17.1 shall be deemed to affect or impair the right of Alnylam to enforce its lawful remedies against Tekmira or to prevent Alnylam from exercising any rights granted by Tekmira to Alnylam.

Confidential	68

(g) Nothing in this Section 12.17.1 shall prohibit Alnylam or its Affiliates from owning or making open market purchases of any voting securities of Tekmira, or any securities convertible into or exercisable for any such voting securities, for purposes of any 401(k) or similar benefit plan maintained by Alnylam or its Affiliates for its or their employees; provided that Alnylam and its Affiliates will not request or direct that the trustee or other administrator of any such plan acquire any voting securities of Tekmira or exercise any influence over the voting of such securities.

(h) Alnylam and Tekmira agree and acknowledge that the restrictions contained in this Section 12.17.1: (i) shall continue in full force and effect following both the execution of the Purchase Agreement and the Closing, and (ii) shall not apply to the transactions contemplated in the Alnylam Subscription Agreement and the Roche Subscription Agreement.

12.18 Employees. Until the fifth year anniversary of the Original Effective Date, neither Alnylam nor any of its Affiliates will knowingly offer to hire or hire any individual who is, at such time, an officer or employee of Tekmira or any of its Affiliates, and who was, at any time in the preceding three (3) months, involved in (i) selecting the Tekmira Development Targets, (ii) the Research, Development, Manufacture and Commercialization of Tekmira Development Products and/or (iii) conducting the Collaboration. For clarity, placing an advertisement in a newspaper, periodical or other publication of general availability, or other general recruitment activities not directed at a particular individual, do not constitute an “offer to hire.”

12.19 Protiva License Agreement. Tekmira, as the parent company of Protiva, hereby agrees to use reasonable and diligent efforts to cause Protiva to perform Protiva’s obligations in accordance with the terms of the Protiva License Agreement. Moreover, Tekmira hereby unconditionally and irrevocably agrees that, if and to the extent Protiva fails to pay to Alnylam when due any financial obligation at any time owed by Protiva to Alnylam in connection with the Protiva License Agreement (including without limitation any damages for breach), Tekmira shall be responsible for such financial obligation, and will be required to make such payment to Alnylam in satisfaction of Protiva’s obligation.

12.20 Further Assurances. The Parties will with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

Confidential	69

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

TEKMIRA PHARMACEUTICAL CORPORATION		ALNYLAM PHARMACEUTICALS, INC.

BY:	/s/ Ian Mortimer	BY:	/s/ John Maraganore

NAME:	Ian Mortimer	NAME:	John Maraganore

TITLE:	CFO	TITLE:	Chief Executive Officer

DATE:		DATE:

Confidential	70

SCHEDULE 1.4

ALNYLAM CORE PATENT RIGHTS

[**]

A total of eight pages were omitted pursuant to a request with the Securities and Exchange Commission.

Confidential	71

*Confidential Treatment Requested.

SCHEDULE 1.6

ALNYLAM IOC PATENT RIGHTS

[**]

Confidential	72

*Confidential Treatment Requested.

SCHEDULE 1.7

ALNYLAM LIPIDOID PATENT RIGHTS

[**]

Confidential	73

*Confidential Treatment Requested.

SCHEDULE 1.15

BIODEFENSE TARGETS

[**]

A total of three pages were omitted pursuant to a request with the Securities and Exchange Commission.

Confidential	74

*Confidential Treatment Requested.

SCHEDULE 1.35

EXISTING ALNYLAM IN-LICENSES

[**]

Confidential	75

*Confidential Treatment Requested.

SCHEDULE 1.36

EXISTING TEKMIRA IN-LICENSES

[**]

Confidential	76

*Confidential Treatment Requested.

SCHEDULE 1.73

TEKMIRA PATENT RIGHTS

[**]

A total of thirty pages were omitted pursuant to a request with the Securities and Exchange Commission.

Confidential	77

*Confidential Treatment Requested.

SCHEDULE 1.78

PRE-EXISTING ALNYLAM ALLIANCE AGREEMENTS

[**]

Confidential	78

*Confidential Treatment Requested.

SCHEDULE 3.1

UPDATED RESEARCH PLAN

[**]

Confidential	79

*Confidential Treatment Requested.

SCHEDULE 5.1

UPDATED MANUFACTURING PLAN

[**]

Confidential	80

*Confidential Treatment Requested.

SCHEDULE 6.2.2

ROCHE SUBLICENSE AGREEMENT

[**]

A total of four pages were omitted pursuant to a request with the Securities and Exchange Commission.

Confidential	81

*Confidential Treatment Requested.

SCHEDULE 6.4(a)

TEKMIRA IN-LICENSE PROVISION

[**]

Confidential	82

*Confidential Treatment Requested.

SCHEDULE 6.4(b)

MIT LICENSE AGREEMENT OBLIGATIONS

[**].

A total of two pages were omitted pursuant to a request with the Securities and Exchange Commission.

Confidential	83

*Confidential Treatment Requested.

SCHEDULE 9

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

[**]

Confidential	84

*Confidential Treatment Requested.